Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

KBR, INC.

and

TRINZIC, INC.

Dated as of [●], 20[●]

- II -

- III -

List of Exhibits

Exhibit A	Continuing Arrangements MSAs
Exhibit B	Employee Matters Agreement
Exhibit C	Houston Sublease
Exhibit D	Stockholder and Registration Rights Agreement
Exhibit E	Tax Matters Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Amended and Restated Certificate of Incorporation of SpinCo
Exhibit H	Amended and Restated Bylaws of SpinCo

- IV -

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [●], 20[●], is entered into by and between KBR, Inc., a Delaware corporation (“Parent”), and Trinzic, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“SpinCo”).  “Party” or “Parties” means Parent or SpinCo, individually or together, as the case may be.  Capitalized terms used and not otherwise defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Parent, acting through its direct and indirect Subsidiaries, currently conducts the Parent Retained Business and the SpinCo Business;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate Parent into two separate, publicly traded companies, one for each of (i) the Parent Retained Business, which shall be owned and conducted, directly or indirectly, by Parent and its Subsidiaries (other than SpinCo and its Subsidiaries) and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo and its Subsidiaries (the “Separation”);

WHEREAS, in order to effect the Separation, the Parent Board has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders for Parent to undertake the Internal Reorganization;

WHEREAS, pursuant to the Internal Reorganization, KBR Holdings, LLC (“KBR Holdings”), a direct, wholly owned subsidiary of Parent that is classified as a corporation for U.S. federal income tax purposes, will contribute (the “Internal Contribution”) the equity interests of the SpinCo Subsidiaries to Solar MTS Holdings LLC, a Delaware limited liability company classified as a corporation for U.S. federal income tax purposes and direct, wholly owned subsidiary of KBR Holdings (“Internal SpinCo”) in exchange for the equity interests of Internal SpinCo, Internal SpinCo’s assumption of the obligations associated with certain intercompany payables, and the distribution to KBR Holdings of a portion of the net proceeds of the Internal SpinCo Financing Arrangements equal to the Distributed Internal SpinCo Borrowing Proceeds;

WHEREAS, following the Internal Contribution, and pursuant to the Internal Reorganization, KBR Holdings will distribute all of the issued and outstanding equity interests of Internal SpinCo to Parent (the “Internal SpinCo Distribution” and, together with the Internal Contribution, the “Internal Spin-Off”);

WHEREAS, in connection with the Internal Spin-Off, KBR Holdings will transfer to Parent an amount in cash equal to the Distributed Internal SpinCo Borrowing Proceeds (the “Internal Cash Distribution”), which will be used to repay historical debt of Parent;

WHEREAS, following the Internal Spin-Off, and pursuant to the Internal Reorganization, Parent will effect the Contribution and, in connection therewith, will contribute all of the issued and outstanding equity interests of Internal SpinCo and the stock of Solutions Insurance Company to SpinCo in exchange for the Consideration;

WHEREAS, following the completion of the Internal Reorganization and the Contribution, Parent shall distribute, on a pro rata basis, to the Record Holders, in accordance with the Distribution Ratio, at least 80.1% of the issued and outstanding shares of SpinCo Common Stock (such distribution, the “Distribution”) on the terms and conditions set forth in this Agreement;

WHEREAS, following the Distribution, Parent may retain up to 19.9% of the outstanding shares of SpinCo Common Stock (the “Retained Stock”), which shall be disposed of by Parent in a manner consistent with the IRS Ruling;

WHEREAS, (i) the Parent Board has (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with Parent’s business strategy and are in the best interests of Parent and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of SpinCo (the “SpinCo Board”) has approved this Agreement and each of the Ancillary Agreements (to the extent SpinCo is a party thereto);

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Internal Reorganization, the Contribution and the Distribution, and certain other agreements relating to the relationship of Parent and SpinCo and their respective Subsidiaries following the Effective Time;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Internal Reorganization, the Internal Contribution, the Internal SpinCo Distribution, the Contribution, and the Distribution, are being entered into together, and would not have been entered into independently; and

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes (and in each case, qualifying for such treatment under the corresponding provisions of state law): (i) the Internal Contribution and the Internal SpinCo Distribution, taken together, qualify as a “reorganization” within the meaning of Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Contribution and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 355 and Section 368(a)(1)(D) of the Code, and (iii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1          General.  As used in this Agreement, the following terms shall have the following meanings:

(1)	“AAA” shall have the meaning set forth in Section 7.3.

(2)	“Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.3(a).

(3)
“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity.

(4)
“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time.  For the purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that, from and after the Effective Time, (i) no member of the SpinCo Group shall be deemed an Affiliate of any member of the Parent Group and (ii) solely for purposes of this Agreement or any Ancillary Agreement incorporating this definition by reference, no member of the Parent Group shall be deemed an Affiliate of any member of the SpinCo Group.

(5)	“Agreement” shall have the meaning set forth in the Preamble.

(6)
“Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Houston Sublease, the Stockholder and Registration Rights Agreement, the Continuing Arrangements MSAs, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Parent Group, on one hand, and any member of the SpinCo Group, on the other hand, at, prior to or after the Effective Time in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

(7)
“Applicable Rate” means, for any day, a rate per annum equal to (a) the secured overnight financing rate published by the Federal Reserve Bank of New York (or any successor administrator) as the Secured Overnight Financing Rate (“SOFR”) for such day plus (b) 1.75% (175 basis points); provided that, if SOFR is not published for any such day, the SOFR Rate shall be the SOFR most recently published prior to such day.

(8)	“Arbitral Tribunal” shall have the meaning set forth in Section 7.3(a).

(9)
“Asset Transferors” shall mean the entities transferring Assets to SpinCo or Parent, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(10)
“Assets” shall mean all rights, title and ownership interests in and to all properties, claims, Contracts, Real Property Leases, businesses, entities or assets (including Intellectual Property, goodwill and all direct or indirect interests in the capital stock of, or any other equity interests in, any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.  Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement.

(11)	“Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(12)	“Bankruptcy Code” has the meaning set forth in Section 4.8(g).

(13)	“Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(14)	“Business” shall mean the Parent Retained Business or the SpinCo Business, as applicable.

(15)
“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York or Houston, Texas are required, or authorized by Law, to remain closed.

(16)	“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(17)
“Business Records” shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic or otherwise; provided that “Business Records” shall not include any Intellectual Property.

(18)	“Bylaws” shall have the meaning set forth in Section 3.7.

(19)
“Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(20)	“Charter” shall have the meaning set forth in Section 3.7.

(21)	“Code” shall have the meaning set forth in the Recitals.

(22)	“Commission” shall mean the United States Securities and Exchange Commission.

(23)
“Company Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Parent Group, which are in effect at the Effective Time, except all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover any member of the SpinCo Group after the Effective Time.

(24)
“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party or any member of its Group or with respect to SpinCo, the SpinCo Business, any SpinCo Assets or any SpinCo Liabilities or with respect to Parent, the Parent Retained Business, any Parent Retained Assets or any Parent Retained Liabilities, which, prior to, at or following the Effective Time, has been disclosed by a Party or its Group to the other Party or its Group, or otherwise has come into the possession of, the other Party or its Group, including pursuant to any provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by either Party (or such Party’s Group); except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party (or such Party’s Group) in violation of this Agreement, (ii) lawfully acquired after the Effective Time by such Party (or such Party’s Group) from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party (or such Party’s Group) after the Effective Time without reference to or use of any Confidential Information.

(25)
“Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third party, including any third party to a Contract and any Governmental Entity.

(26)	“Consideration” shall have the meaning set forth in Section 2.13(d).

(27)	“Continuing Arrangements” shall mean:

(i)	those arrangements set forth on Schedule 1.1(27)(i);

(ii)
this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and

(iii)
such other commercial arrangements between or among any member(s) of the Parent Group, on the one hand, and any member(s) of the SpinCo Group, on the other hand, that are intended to survive and continue following the Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(27)(iii) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(27)(iii) is not intended to be an exclusive list of arrangements that are to be terminated at the Effective Time.

(28)	“Continuing Arrangements MSAs” shall mean the Master Services Agreements by and between Parent and SpinCo, in the forms attached hereto as Exhibit A.

(29)
“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, the Real Property Leases, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(30)
“Contribution” shall mean, subject to Section 2.7, the Transfer, directly or indirectly, of all of Parent’s or its Subsidiaries’ right, title and interest in the SpinCo Assets, including the issued and outstanding equity interests of Internal SpinCo, from Parent or its Subsidiaries to SpinCo or its Subsidiaries, and the Assumption of all of the SpinCo Liabilities, directly or indirectly, by SpinCo or its Subsidiaries, pursuant to the Internal Reorganization, the Separation Plan or otherwise arising out of or resulting from the transactions contemplated by this Agreement.

(31)
“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements (or local country equivalent), and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, the Internal Reorganization and the Separation Plan, or otherwise arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(32)	“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(33)	“Data Controller” means the entity which, alone or jointly with others, determines the purposes and means of the processing of Personal Data.

(34)
“Data Protection Laws” shall mean any and all applicable Laws concerning the privacy, protection, Processing, storage, and security of Personal Data, including the General Data Protection Regulation (“GDPR”), the Data Protection Act 2018 in the United Kingdom, the California Consumer Privacy Act, other US state comprehensive privacy laws, and any other Laws, regulations, regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(35)	“DBA Claims” shall have the meaning set forth in Section 8.1(c)(iv).

(36)	“Decision on Interim Relief” shall have the meaning set forth in Section 7.3(d).

(37)	“Deferred Assets” shall have the meaning set forth in Section 2.5(a).

(38)	“Deferred Liabilities” shall have the meaning set forth in Section 2.5(a).

(39)	“Dispute” shall have the meaning set forth in Section 7.1.

(40)	“Distributed Internal SpinCo Borrowing Proceeds” shall mean the portion of the net proceeds of the Internal SpinCo Financing Arrangements set forth on Schedule 1.1(40).

(41)	“Distribution” shall have the meaning set forth in the Recitals.

(42)	“Distribution Agent” shall mean Equiniti Trust Company, LLC.

(43)	“Distribution Date” shall mean the date, as shall be determined by the Parent Board (or a duly authorized committee thereof), on which the Distribution occurs.

(44)
“Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under SpinCo’s employee benefit plans, in each case as filed or furnished by SpinCo with or to the Commission in connection with the Distribution or filed or furnished by Parent with or to the Commission solely to the extent such documents relate to SpinCo or the Distribution.

(45)	“Distribution Ratio” shall mean one (1) share of SpinCo Common Stock for every [●] ([●]) shares of Parent Common Stock.

(46)
“Distribution Tax Opinions” shall mean (i) a written opinion of Wilmer Cutler Pickering Hale and Dorr LLP, in form and substance acceptable to the Parent Board and dated as of the Distribution Date, regarding the “business purpose” requirement that will apply to the intended U.S. federal income Tax treatments of the Contribution and Distribution as set forth in clauses (a)(i) and (a)(iv) of the definition of Tax-Free Status (as defined in the Tax Matters Agreement), and (ii) a written opinion of Baker & McKenzie LLP, in form and substance acceptable to the Parent Board and dated on or before the Distribution Date, regarding the “business purpose” requirement that will apply to the intended U.S. federal income Tax treatment of the Internal Spin-Off.

(47)	“Divested Entity” has the meaning set forth in Section 4.8(e)(ii).

(48)	“D&O Indemnified Parties” shall have the meaning set forth in Section 8.2.

(49)	“Effective Time” shall mean 12:01 a.m., Houston, Texas, on the Distribution Date.

(50)	“Emergency Arbitrator” shall have the meaning set forth in Section 7.3(d).

(51)	“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Parent and SpinCo, in the form attached hereto as Exhibit B.

(52)
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(53)
“Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing.  The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the SpinCo Group, the Parent Group or their respective predecessors, including claims related to exposure to asbestos with respect to such products or services.

(54)	“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(55)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(56)
“Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Effective Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of the Parent Retained Business.

(57)	“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(58)
“Form 10” shall mean the registration statement on Form 10 (File No. [●]) filed by SpinCo with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.

(59)
“Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the SpinCo Group or the Parent Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(60)	“GDPR” shall have the meaning set forth in the definition of Data Protection Laws.

(61)
“Government Contract” shall mean any Contract for the sale of supplies or services, including prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, and change order, between a Party or any Subsidiary thereof, on the one hand, and a Governmental Entity or prime contractor or higher-tier subcontractor to a Governmental Entity, on the other hand.

(62)
“Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(63)
“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof, and any arbitrator, arbitral body or mediation tribunal (whether public or private).

(64)	“Governmental Filing” shall have the meaning set forth in Section 5.5(c).

(65)	“Group” shall mean (i) with respect to Parent, the Parent Group and (ii) with respect to SpinCo, the SpinCo Group.

(66)
“Hazardous Substances” shall mean (i) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (ii) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(67)	“Houston Sublease” shall mean the Sublease Agreement by and between Kellogg Brown & Root, LLC and the applicable SpinCo Entity, in the form attached hereto as Exhibit C.

(68)
“Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(69)
“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(70)	“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

(71)	“Indemnitee” shall have the meaning set forth in Section 5.4(a).

(72)	“Indemnity Payment” shall have the meaning set forth in Section 5.7(a).

(73)
“Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of either Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures, and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(74)
“Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed to the holders of shares of Parent Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(75)	“Initial Notice” shall have the meaning set forth in Section 7.1.

(76)
“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier (excluding any captive insurance maintained by the insured Party or its Subsidiaries) or (ii) paid by an insurance carrier (excluding any captive insurance maintained by the insured Party or its Subsidiaries) on behalf of an insured, in either case net of any applicable deductible or retention.

(77)
“Intellectual Property” shall mean all intellectual property rights arising in any jurisdiction of the world, including in or with respect to, or arising from, any of the following: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for any of the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

(78)	“Interim Relief” shall have the meaning set forth in Section 7.3(d).

(79)	“Internal Cash Distribution” has the meaning set forth in the Recitals.

(80)	“Internal Contribution” has the meaning set forth in the Recitals.

(81)
“Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities (including entities holding Assets and/or Liabilities), including by means of the Conveyancing and Assumption Instruments, and including, for the avoidance of doubt, the Internal Contribution, the Internal SpinCo Distribution, the Internal Cash Distribution and the Contribution, resulting in (i) the SpinCo Group owning and operating the SpinCo Business, and (ii) the Parent Group continuing to own and operate the Parent Retained Business, as described in the step plan set forth on Schedule 1.1(81) (the “Separation Plan”).

(82)	“Internal Spin-Off” has the meaning set forth in the Recitals.

(83)	“Internal SpinCo” has the meaning set forth in the Recitals.

(84)	“Internal SpinCo Distribution” has the meaning set forth in the Recitals.

(85)	“Internal SpinCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(85).

(86)
“Internal SpinCo Financing Documents” shall mean any documents relating to any debt issuance of Internal SpinCo on or prior to the Distribution Date or otherwise relating to the Internal SpinCo Financing Arrangements, including any offering memorandum, confidential information memorandum, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement, indenture or notes (including, in each case, the representations, warranties and covenants contained therein), and any other agreements or arrangements entered into in connection with the foregoing.

(87)
“Inventory” shall mean inventories of materials, supplies, goods in transit, customer returns, and work-in-process and finished goods and products, in each case of whatever kind, nature or description.

(88)	“IRS Ruling” has the meaning set forth in Section 3.6(c).

(89)
“IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(90)
“IT Separation” shall mean the development and implementation of a separate information technology environment and systems, to include the SpinCo IT Assets, as further described in the plan set forth in Schedule 1.1(90) (the “IT Separation Plan”).

(91)	“IT Separation Plan” shall have the meaning set forth in the definition of IT Separation.

(92)	“KBR Holdings” has the meaning set forth in the Recitals.

(93)	“Know-How” shall have the meaning set forth in the definition of Intellectual Property.

(94)
“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, treaty (including any income tax treaty), order, approval, consent, decree, judgment, injunction, license, permit, administrative interpretation, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(95)
“Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract, Real Property Lease or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.  Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement.

(96)	“Liable Party” shall have the meaning set forth in Section 2.9(c).

(97)	“Licensee Party” has the meaning set forth in Section 4.8(c).

(98)	“Negotiation Period” shall have the meaning set forth in Section 7.2.

(99)	“NYSE” means New York Stock Exchange.

(100)
“Occurrence Policies” shall mean insurance policies with third party insurers (excluding any captive insurance carrier) of Parent and its Subsidiaries written on an “occurrence” basis and in place prior to the Distribution, including any “tail” policy obtained for such insurance.

(101)
“Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Parent Group or the SpinCo Group or any of their respective predecessors.  “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Parent Group, the SpinCo Group, or their respective predecessors that has been impacted by Hazardous Substances released from such properties.

(102)	“Other Party” shall have the meaning set forth in Section 2.9(a).

(103)	“Parent” shall have the meaning set forth in the Preamble.

(104)	“Parent Accounts” shall have the meaning set forth in Section 2.13(a)(i).

(105)
“Parent Asset Transferee” shall mean any Business Entity that is or will be a member of the Parent Group or a Subsidiary of Parent to which Parent Retained Assets shall be or have been transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization, the Separation Plan, this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(106)	“Parent Board” shall have the meaning set forth in the Recitals.

(107)	“Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

(108)	“Parent CSIs” shall have the meaning set forth in Section 2.10(d).

(109)	“Parent D&O Indemnitees” shall have the meaning set forth in Section 8.3.

(110)
“Parent Former Business” shall mean (i) any Former Business (other than the SpinCo Business or the SpinCo Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Parent Retained Business as then conducted and (ii) the Former Businesses set forth on Schedule 1.1(110), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.

(111)
“Parent Group” shall mean (i) Parent, the Parent Retained Business and each Person that is a direct or indirect Subsidiary of Parent as of immediately following the Effective Time and (ii) each Business Entity that becomes a Subsidiary of Parent after the Effective Time.

(112)
“Parent Indemnitees” shall mean each member of the Parent Group and each of their respective Affiliates from and after the Effective Time and each member of the Parent Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Parent Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the SpinCo Indemnitees.

(113)	“Parent Indemnitors” shall have the meaning set forth in Section 8.3.

(114)	“Parent Joint Venture Interests” shall mean the equity interests in the entities set forth on Schedule 1.1(114) held, directly or indirectly, by Parent immediately prior to the Effective Time.

(115)	“Parent Personal Data” shall mean Personal Data of the Parent Group that is used in or by, or otherwise related to, any Parent Retained Business.

(116)	“Parent Portion” shall have the meaning set forth in Section 2.3(a).

(117)	“Parent Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

(118)
“Parent Retained Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Retained Assets shall include:

(i)	all interests in the capital stock of, or any other equity interests in each member of the Parent Group (other than Parent) and the Retained Stock;

(ii)	the Parent Joint Venture Interests;

(iii)
the Assets listed or described on Schedule 1.1(118)(iii) (which for the avoidance of doubt is not a comprehensive listing of all Parent Retained Assets and is not intended to limit this definition of “Parent Retained Assets”);

(iv)	any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group;

(v)	all Parent Accounts, and, subject to the provisions of Section 2.13, all Cash Equivalents on deposit in such accounts immediately prior to the Effective Time;

(vi)
all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are specifically identified in a Conveyancing and Assumption Instrument as Assets to be retained by Parent or any other member of the Parent Group; provided that such Assets are not expressly contemplated by this Agreement or any of the Ancillary Agreements to be allocated to SpinCo or any other member of the SpinCo Group (it being understood and agreed that this proviso shall not apply to a Conveyancing and Assumption Instrument entered prior to the Effective Time to implement an Asset transfer contemplated by the Separation Plan);

(vii)
all Contracts of either Party or any of the members of its Group as of immediately prior to the Effective Time other than the SpinCo Contracts, including the Contracts listed or described on Schedule 1.1(118)(vii) (which for the avoidance of doubt is not a comprehensive listing of all Contracts that are Parent Retained Assets and is not intended to limit this definition of “Parent Retained Assets”);

(viii)	all rights related to the Parent Portion of any Shared Contract pursuant to Section 2.3;

(ix)	all insurance policies and all rights and claims thereunder, subject to Section 8.1, other than the SpinCo Insurance Policies;

(x)
all real property and real property interests, including any Real Property Leases, other than SpinCo Real Property, owned or leased by either Party or any other member of its Group as of immediately prior to the Effective Time;

(xi)	all Tangible Personal Property, other than SpinCo Tangible Personal Property, of either Party or any of the members of its Group as of immediately prior to the Effective Time;

(xii)	the Parent Retained IP;

(xiii)	all IT Assets, other than SpinCo IT Assets, of either Party or any other member of its Group as of immediately prior to the Effective Time;

(xiv)	all Permits, other than the SpinCo Permits, of either Party or any of the members of its Group as of immediately prior to the Effective Time;

(xv)	all accounts receivable, other than the SpinCo Accounts Receivable, of either Party or any of the members of its Group as of immediately prior to the Effective Time;

(xvi)	all Inventory, other than SpinCo Inventory, of either Party or any of the members of its Group as of immediately prior to the Effective Time;

(xvii)	all Business Records other than the SpinCo Business Records or SpinCo Employee Records; and

(xviii)	any and all Assets that are acquired or otherwise becomes an Asset of the Parent Group after the Effective Time.

(119)
“Parent Retained Business” shall mean (i) those businesses operated by the Parent Group prior to the Effective Time other than the SpinCo Business, (ii) those Business Entities or businesses acquired or established by or for any member of the Parent Group after the Effective Time, (iii) any Parent Former Business and (iv) any business listed on Schedule 1.1(119); provided that Parent Retained Business shall not include any SpinCo Former Business or SpinCo Former Real Property.

(120)
“Parent Retained IP” shall mean (i) all Intellectual Property of the Parent Group or the SpinCo Group other than SpinCo Intellectual Property, (ii) any Intellectual Property licensed to SpinCo pursuant to the Ancillary Agreements and (iii) the Parent Retained Names.

(121)	“Parent Retained Liabilities” shall mean:

(i)
any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all agreements, obligations and other Liabilities of Parent or any other member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(ii)
any and all Liabilities to the extent relating to, arising out of or resulting from the accounts payable of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Accounts Payable;

(iii)
all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Parent Business or the Parent Retained Assets;

(iv)	the Liabilities listed on Schedule 1.1(121)(iv); and

(v)	any and all other Liabilities of Parent and each of its Subsidiaries that are not SpinCo Liabilities.

Notwithstanding the foregoing, the Parent Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.

(122)
“Parent Retained Names” shall mean the names and marks set forth in Schedule 1.1(122), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(123)	“Partial Assignment” shall have the meaning set forth in Section 2.3(a).

(124)	“Party” and “Parties” shall have the meanings set forth in the Preamble.

(125)	“Patent” shall have the meaning set forth in the definition of Intellectual Property.

(126)	“Permits” shall mean permits, approvals, authorizations, Consents, licenses, registrations or certificates issued by any Governmental Entity.

(127)
“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(128)
“Personal Data” shall mean any data or information in any media that relates to an identified or identifiable specific individual, and any other data or information that constitutes personal data, personal information, or personally identifiable information under any applicable Law, including the Data Protection Laws.

(129)	“Practice” means, with respect to a Patent, engaging in conduct that, absent a license or ownership thereof, would infringe a claim of such Patent.

(130)	“Privilege” shall have the meaning set forth in Section 6.6(a).

(131)	“Privileged Information” shall have the meaning set forth in Section 6.6(a).

(132)	“Processing” (and its cognates) shall have the meaning set forth in the GDPR.

(133)
“Real Property Lease” means any lease, sublease, license, or other occupancy agreement, and any amendments, guarantees, and notices related thereto, pursuant to which leases, subleases, licenses, or otherwise occupies any real property.

(134)	“Record Date” shall mean the date determined by the Parent Board as the record date for determining the holders of Parent Common Stock entitled to receive SpinCo Common Stock in the Distribution.

(135)	“Record Holders” shall mean holders of Parent Common Stock on the Record Date.

(136)
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(137)	“Retained Stock” shall have the meaning set forth in the Recitals.

(138)	“Rules” shall have the meaning set forth in Section 7.3.

(139)	“Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(140)
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(141)	“Separation” shall have the meaning set forth in the Recitals.

(142)	“Separation Plan” shall have the meaning set forth in the definition of Internal Reorganization.

(143)
“Shared Contract” shall mean any Contract to which Parent, SpinCo or any of their respective Subsidiaries, on the one hand, and one or more Third Parties, on the other hand, are a party that, as of immediately prior to the Effective Time, benefits both (a) the SpinCo Business and (b) the Parent Retained Business (in each case of clauses (a) and (b), other than in a de minimis respect); provided, that Shared Contracts shall not include any Contract the benefits of which are provided under the Transition Services Agreement.

(144)
“Shared SAP Business Records” means certain historical Business Records that are: (a) maintained by one or more members of the Parent Group in SAP repositories and (b) not reasonably separable from the Business Records relating to any other business of the Parent Group without unreasonable cost or burden (and therefore are not SpinCo Business Records), access to which is necessary for both the continued operation of the Parent Group and for certain operations of the SpinCo Group.

(145)
“Specified Government Contract” shall mean any Contract not held by a member of the SpinCo Group to which a United States federal Governmental Entity is a party, and for which the period of performance is ongoing or the period of performance is completed but such Contract has not been closed out.

(146)	“SpinCo” shall have the meaning set forth in the Preamble.

(147)	“SpinCo Accounts” shall have the meaning set forth in Section 2.13(a)(i).

(148)
“SpinCo Asset Transferee” shall mean any Business Entity that is or will be a member of the SpinCo Group or a Subsidiary of SpinCo to which SpinCo Assets shall be or have been transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization, the Separation Plan, this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(149)	“SpinCo Assets” shall mean only the following Assets, without duplication:

(i)
all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group (other than SpinCo) held, directly or indirectly, by Parent immediately prior to the Effective Time;

(ii)	the SpinCo Joint Venture Interests;

(iii)
the Assets set forth on Schedule 1.1(149)(iii) (which for the avoidance of doubt is not a comprehensive listing of all SpinCo Assets and is not intended to limit other clauses of this definition of “SpinCo Assets”);

(iv)	any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the SpinCo Group;

(v)	all SpinCo Accounts, and, subject to the provisions of Section 2.13 all Cash Equivalents on deposit in such accounts immediately prior to the Effective Time;

(vi)
all rights, title and interest in and to the owned real property set forth on Schedule 1.1(149)(vi), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “SpinCo Owned Real Property”);

(vii)
all rights, title and interest in, and to and under the Real Property Leases set forth on Schedule 1.1(149)(vii) (the “SpinCo Leases”), including, to the extent provided for in the SpinCo Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “SpinCo Leased Real Property”);

(viii)	all SpinCo Contracts;

(ix)	all rights related to the SpinCo Portion of any Shared Contract pursuant to Section 2.3;

(x)
all Intellectual Property exclusively related to the SpinCo Business, including the Intellectual Property applications and registrations set forth on Schedule 1.1(149)(x) (the “SpinCo Intellectual Property”);

(xi)
all Permits that are (A) held by a member of the SpinCo Group or (B) to the extent transferable, relate primarily to or are used primarily in the SpinCo Business (other than to the extent that any member of the Parent Group benefits from such Permits in connection with the Parent Retained Business) (the “SpinCo Permits”);

(xii)
copies of all Business Records (a) to the extent related to, used in or necessary for the operation of, the SpinCo Business and in the possession or control of any member of the Parent Group and (b) reasonably separable from the Business Records relating to any other business of the Parent Group without imposing an unreasonable cost or burden on the Company or any of its Subsidiaries (the “SpinCo Business Records”); provided that, “SpinCo Business Records” shall not include (x) any Business Records to the extent related to any Parent Retained Liability or Parent Retained Asset; (y) any corporate seals, minute books, stock books, laboratory notebooks, books of account or other records having to do with the corporate organization of Parent or any other member of the Parent Group or relating to the process for the separation of the SpinCo Business; or (z) any Intellectual Property;

(xiii)	copies of all Shared SAP Business Records;

(xiv)	copies of all SpinCo Employee Records, in each case, to the extent permitted by applicable Law;

(xv)	all SpinCo IT Assets;

(xvi)
all Tangible Personal Property owned by either Party or any other member of its Group as of immediately prior to the Effective Time that is (A) located at a SpinCo Real Property or other real property (or portion thereof) occupied by the SpinCo Group (other than (x) Tangible Personal Property primarily used in connection with the Parent Business and (y) any fixture or furniture that is located at real property (or a portion thereof) leased or licensed by the SpinCo Group if the owner or lessor under the master lease is a member of the Parent Group) or (B) located at a real property (or portion thereof) that constitutes a Parent Retained Asset or is occupied by the Parent Group and is exclusively used in connection with the SpinCo Business  (in each case excluding Tangible Personal Property owned by persons other than Parent and its Subsidiaries) (the “SpinCo Tangible Personal Property”);

(xvii)	all accounts receivable to the extent attributable exclusively to the SpinCo Business (the “SpinCo Accounts Receivable”);

(xviii)
all Inventory (A) located at a SpinCo Real Property or other real property (or portion thereof) occupied by the SpinCo Group (other than Inventory primarily used in connection with the Parent Business) or (B) located at a real property (or portion thereof) that constitutes a Parent Retained Asset or is occupied by the Parent Group and is exclusively used in connection with the SpinCo Business (the “SpinCo Inventory”);

(xix)
(A) to the extent transferable, all insurance policies maintained by a SpinCo Entity or any member of the Parent Group for the exclusive benefit of the SpinCo Business, including the insurance policies listed on Schedule 1.1(149)(xix) and (B) the SpinCo Captive Insurance Program (collectively, the “SpinCo Insurance Policies”); provided, however, that for the avoidance of doubt, the SpinCo Insurance Policies shall not include any Occurrence Policies insuring members of the Parent Group for periods prior to the Distribution Date (including any insurance policies issued in connection with the Defense Base Act), which shall instead be governed by Section 8.1;

(xx)
all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are specifically identified in a Conveyancing and Assumption Instrument as Assets to be transferred to SpinCo or any other member of the SpinCo Group; provided that such Assets are not expressly contemplated by this Agreement or any of the Ancillary Agreements to be allocated to Parent or any other member of the Parent Group (it being understood and agreed that this proviso shall not apply to a Conveyancing and Assumption Instrument entered prior to the Effective Time to implement an Asset transfer contemplated by the Separation Plan); and

(xxi)
all other Assets that are held by the SpinCo Group or the Parent Group immediately prior to the Effective Time and that are primarily used and primarily held for use in the SpinCo Business as conducted immediately prior to the Effective Time and that are of a category of asset that is not addressed in subsections (i)-(xx) (the intention of this clause (xxi) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a SpinCo Asset based on the principles of this Section (149)).

Notwithstanding anything to the contrary herein, the SpinCo Assets shall not include (1) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Parent Group (including all Parent Retained Assets), subject to the foregoing clause (xx), (2) any Assets governed by the Tax Matters Agreement or (3) any Assets that are expressly listed on Schedule 1.1(118).

(150)	“SpinCo Balance Sheet” shall mean SpinCo’s unaudited pro forma condensed combined balance sheet, including the notes thereto, as of [●], 20[●], as included in the Distribution Disclosure Documents.

(151)	“SpinCo Board” shall have the meaning set forth in the Recitals.

(152)
“SpinCo Business” shall mean (i) the businesses comprising of Parent’s Mission Technology Solutions segment and (ii) the SpinCo Former Businesses; provided that the SpinCo Business shall not include any Parent Former Business.

(153)	“SpinCo Business Records” shall have the meaning set forth in the definition of SpinCo Assets.

(154)	“SpinCo Captive Insurance Program” shall mean the captive insurance program operated through Solutions Insurance Company.

(155)	“SpinCo Common Stock” shall mean the common stock of SpinCo, par value $0.001 per share.

(156)
“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any other member of its Group is a party or by which it or any other member of its Group or any of their respective Assets is bound, whether or not in writing, in each case as in effect as of immediately prior to the Effective Time:

(i)	any Third Party Contracts related primarily to the SpinCo Business or any SpinCo Asset, but excluding any Contracts listed or described on Schedule 1.1(118)(vii);

(ii)	any Contracts governing the rights and obligations associated with the ownership of the SpinCo Joint Venture Interests;

(iii)
any contract or agreement that (x) is expressly contemplated by this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any other member of the SpinCo Group, or (y) is specifically identified in a Conveyancing and Assumption Instrument as transferring to SpinCo or any other member of the SpinCo Group, and is not expressly contemplated by this Agreement or any of the Ancillary Agreements to be retained by Parent or any other member of the Parent Group;

(iv)
any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any other member of the SpinCo Group in connection with the Separation, including any Internal SpinCo Financing Arrangements; and

(v)	any contracts, agreements or settlements set forth on Schedule 1.1(156)(v).

Notwithstanding the foregoing, SpinCo Contracts shall not in any event include any contract or agreement that (x) is expressly contemplated pursuant to any provision of this Agreement or any Ancillary Agreement to be retained by Parent or any other member of the Parent Group from and after the Effective Time or (y) is specifically identified in a Conveyancing and Assumption Instrument to be retained by Parent or any other member of the Parent Group (and is not expressly contemplated pursuant to any provision of this Agreement or any Ancillary Agreement to constitute a SpinCo Contract from and after the Effective Time).

(157)
“SpinCo Disclosure” shall mean (i) any disclosure made in any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with SpinCo’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the SpinCo Group, in each case, on or after the Distribution Date by or on behalf of any member of the SpinCo Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations) and (ii) any disclosure made in any Internal SpinCo Financing Documents.

(158)	“SpinCo Employees” shall have the meaning set forth in the Employee Matters Agreement.

(159)
“SpinCo Employee Records” shall mean the following current employment and current personnel information with respect to each SpinCo Employee as of the Distribution Date: salary, wage grade, job description, variable compensation targets, performance documentation, training and continuing education records, and business and personal mailing addresses and telephone numbers, Family and Medical Leave Act (or similar) records, disability accommodation records, workplace injury records, Forms I-9 (Employment Eligibility Verification) and employee development plans related to such SpinCo Employee; provided that SpinCo Employee Records shall not include any medical records.

(160)
“SpinCo Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Effective Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the SpinCo Group, SpinCo Business or the past, present or future use of the SpinCo Assets or (ii) the SpinCo Former Businesses or SpinCo Former Real Property, including, any agreement, decree, judgment, or order relating to the foregoing entered into by Parent or any Affiliate of Parent prior to the Effective Time, but in any event excluding the Excluded Environmental Liabilities.

(161)
“SpinCo Former Business” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (A) primarily managed by or associated with the SpinCo Business as then conducted or (B) part of a business the majority of which as of the Distribution Date is or was transferred to SpinCo and (ii) the Former Businesses set forth on Schedule 1.1(161), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.

(162)
“SpinCo Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the SpinCo Business or any of the SpinCo Former Businesses.

(163)
“SpinCo Group” shall mean SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo as of the Effective Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Effective Time.

(164)	“SpinCo Insurance Policies” shall have the meaning set forth in the definition of SpinCo Assets.

(165)	“SpinCo Intellectual Property” shall have the meaning set forth in the definition of SpinCo Assets.

(166)
“SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their respective Affiliates from and after the Effective Time and each member of the SpinCo Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the SpinCo Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Parent Indemnitees.

(167)
“SpinCo IT Assets” shall mean, collectively, (i) all site infrastructure information technology hardware owned by either Party or any other member of its Group as of immediately prior to the Effective Time that is located on a SpinCo Real Property, (ii) all information technology hardware owned or licensed by either Party or any other member of its Group as of immediately prior to the Effective Time that is used primarily by the SpinCo Business, other than any such information technology hardware that is leased under a Shared Contract or is located at a site that is not a SpinCo Real Property, (iii) all IT Assets that are software applications owned or licensed by either Party or any other member of its Group as of immediately prior to the Effective Time that are primarily used by the SpinCo Business; provided that licensed software shall only be included to the extent that the license for such software is a SpinCo Contract or SpinCo independently has its own license for such software, (iv) all other IT Assets of a category that is not addressed in clauses (i) through (iii) that relates exclusively to the SpinCo Business, and (v) the IT Assets listed or described on Schedule 1.1(167).

(168)	“SpinCo Joint Venture” shall have the meaning set forth in the definition of SpinCo Joint Venture Interests.

(169)
“SpinCo Joint Venture Interests” shall mean the equity interests in the entities set forth on Schedule 1.1(169) (each, a “SpinCo Joint Venture”) held, directly or indirectly, by Parent immediately prior to the Effective Time.

(170)	“SpinCo Leases” shall have the meaning set forth in the definition of SpinCo Assets.

(171)	“SpinCo Liabilities” shall mean:

(i)
any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the SpinCo Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group, including pursuant to any indemnification obligation), including any member of the Parent Group’s management, oversight, supervision or operation of the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities prior to the Effective Time); (b) the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group, including pursuant to any indemnification obligation); or (c) any SpinCo Asset, whether arising before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from SpinCo Contracts, the SpinCo Portion of Shared Contracts  and any real property and leasehold interests);

(ii)	the Liabilities set forth on Schedule 1.1(171)(ii);

(iii)
any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(iv)
any and all Liabilities reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for SpinCo or any other member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the SpinCo Balance Sheet; it being understood that the amounts set forth on the SpinCo Company Balance Sheet with respect to any Liabilities shall not be treated as limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (iv);

(v)
any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person to the extent related to the conduct of the SpinCo Business;

(vi)	any and all SpinCo Environmental Liabilities;

(vii)
any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents or (B) any SpinCo Disclosure;

(viii)
for the avoidance of doubt, and without limiting any other matters that may constitute SpinCo Liabilities, any and all Liabilities relating to, arising out of or resulting from any Action to the extent related to the SpinCo Business, including all Liabilities relating to, arising out of or resulting from the Actions listed on Schedule 1.1(171)(viii);

(ix)
any and all product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, relating to loss of life or injury to persons due to events prior to, at or after the Effective Time, to the extent relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the SpinCo Business;

(x)
any and all Liabilities relating to, arising out of or resulting from (A) the Internal SpinCo Financing Arrangements and (B) any other Indebtedness of any member of the SpinCo Group or Indebtedness secured exclusively by any of the SpinCo Assets;

(xi)
any and all Liabilities relating to, arising out of or resulting from ownership of the SpinCo Joint Venture Interests, including any Liabilities relating to, arising out of or resulting from any credit agreement, guarantee, indemnity or Credit Support Instrument given or obtained for the benefit of any SpinCo Joint Venture; and

(xii)
any and all checks issued but not drawn and accounts payable to the extent related to, arising out of or resulting from the SpinCo Business or any SpinCo Asset, whether arising before, at or after the Effective Time.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Liabilities that are (and only to the extent that they are) (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Parent Group, (B) expressly discharged pursuant to Section 2.4(c) of this Agreement or (C) Parent Retained Liabilities.

(172)	“SpinCo Leased Real Property” shall have the meaning set forth in the definition of SpinCo Assets.

(173)	“SpinCo Owned Real Property” shall have the meaning set forth in the definition of SpinCo Assets.

(174)	“SpinCo Permits” shall have the meaning set forth in the definition of SpinCo Assets.

(175)	“SpinCo Personal Data” shall mean Personal Data of the SpinCo Group that is used in or by, or otherwise related to, any SpinCo Business.

(176)	“SpinCo Portion” shall have the meaning set forth in Section 2.3(a).

(177)	“SpinCo Real Property” shall mean, collectively, the SpinCo Owned Real Property and the SpinCo Leased Real Property.

(178)	“SpinCo Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

(179)	“SpinCo Subsidiaries” shall mean all direct and indirect Subsidiaries of SpinCo, after giving effect to the Internal Reorganization.

(180)	“Stockholder and Registration Rights Agreement” shall mean the Stockholder and Registration Rights Agreement by and between Parent and SpinCo, in the form attached hereto as Exhibit D.

(181)
“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.  It is expressly agreed that, from and after the Effective Time, neither SpinCo nor any other member of the SpinCo Group shall be deemed a Subsidiary of Parent or any other member of the Parent Group.

(182)
“Tangible Personal Property” shall mean personal property, fixtures, machinery, furniture, office equipment, laboratory equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models, and other tangible personal property, but shall exclude IT Assets and Inventory.

(183)	“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(184)	“Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.

(185)	“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Parent and SpinCo, in the form attached hereto as Exhibit E.

(186)	“Tax Records” shall have the meaning set forth in the Tax Matters Agreement.

(187)	“Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(188)	“Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(189)
“Third Party Contracts” shall mean any Contracts between or among a Party (or any other member of its Group) and any other Persons (other than either Party or any other member of their respective Groups).

(190)	“Third Party Claim” shall have the meaning set forth in Section 5.4(b).

(191)	“Third Party Proceeds” shall have the meaning set forth in Section 5.7(a).

(192)	“Trademark” shall have the meaning set forth in the definition of Intellectual Property.

(193)	“Transaction-related Expenses” shall have the meaning set forth in Section 9.5(a).

(194)	“Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(195)	“Transition Committee” shall have the meaning set forth in Section 2.14.

(196)	“Transition Services Agreement” shall mean the Transition Services Agreements by and between Parent and SpinCo, in the form attached hereto as Exhibit F.

Section 1.2          References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee.  Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The word “or” shall have the inclusive meaning represented by the phrase “and/or.”  Any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.  Any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability.  The words “written request” when used in this Agreement shall include email.  Reference in this Agreement to any time shall be to Houston, Texas time unless otherwise expressly provided herein.  Unless the context requires otherwise, references in this Agreement to “Parent” shall also be deemed to refer to the applicable member of the Parent Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Parent or SpinCo shall be deemed to require Parent or SpinCo, as the case may be, to cause the applicable members of the Parent Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action.  Unless otherwise expressly provided herein, whenever Parent’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by Parent in its sole and absolute discretion, and whenever any action hereunder is at Parent’s discretion, such action shall be at Parent’s sole and absolute discretion.  In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

 ARTICLE II
THE SEPARATION

Section 2.1          General.  Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.

Section 2.2          Restructuring: Transfer of Assets; Assumption of Liabilities.

 (a)          Internal Reorganization.  At or prior to the Effective Time, except for Transfers contemplated by the Internal Reorganization, the Separation Plan, the IT Separation Plan, this Agreement or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b)          Transfer of Assets.  At or prior to the Effective Time (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.5), pursuant to the Separation Plan, the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i)          SpinCo and Parent shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”): (A) to Parent and/or the other respective Parent Asset Transferees, and such Parent Asset Transferees shall accept from such applicable Asset Transferors, all of such applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable Parent Retained Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the Parent Retained Assets; and (B) to SpinCo and/or the respective SpinCo Asset Transferees, and such SpinCo Asset Transferees shall accept from such applicable Asset Transferors, all of such applicable Asset Transferors’ direct or indirect right, title and interest in and to the applicable SpinCo Assets, including all of the outstanding shares of capital stock or other ownership interests that are included in the SpinCo Assets.

(ii)          Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.5) shall be paid by the Parties as set forth in Section 9.5(b) and (c).  Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c)          Assumption of Liabilities.  Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, the applicable Party shall take or cause to be taken the following actions in connection with the Internal Reorganization and the Contribution or, if applicable, from and after the Effective Time, in each case pursuant to the Separation Plan, this Agreement or the applicable Conveyancing and Assumption Instruments, (i) Parent shall, or shall cause another member of the Parent Group to, accept, assume (or, as applicable, retain) and perform, discharge, fulfill and satisfy, in accordance with their respective terms (“Assume”), all of the Parent Retained Liabilities and (ii) SpinCo shall, or shall cause another member of the SpinCo Group to, Assume all of the SpinCo Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Effective Time, (C) whether accruals for such Liabilities have been transferred to SpinCo or included on a combined balance sheet of the SpinCo Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Parent Group or the SpinCo Group in respect of such Liabilities.

(d)          Consents.  The Parties shall, and shall cause the members of their respective Groups to, use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.  Notwithstanding anything herein to the contrary, no Contract, including any Specified Government Contract, or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.3 and Section 2.5, to the extent provided therein, shall apply thereto.

(e)          Prior Actions.  It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the Parent Group or the SpinCo Group, as applicable, shall be deemed to occur upon (or be required by virtue of) the execution of this Agreement with respect thereto.  Moreover, to the extent that any member of the Parent Group or the SpinCo Group, as applicable, is liable for any Parent Retained Liability or SpinCo Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Parent Group or the SpinCo Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(c).

(f)          IT Separation Plan.  The Parties shall, and shall cause the members of their respect Group to, use their commercially reasonable efforts to complete the IT Separation at or prior to the Effective Time in accordance with the IT Separation Plan.  Any aspects of the IT Separation Plan that are not completed prior to the Separation Date will be addressed through the Transition Services Agreement.

Section 2.3          Treatment of Shared Contracts and Shared SAP Business Records.  Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a)          Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, or, in the case of a Specified Government Contract, the applicable Party has been recognized as successor in interest to the Specified Government Contract pursuant to Section 2.9(b) herein, any Shared Contract shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Parent Retained Asset or SpinCo Asset shall, and shall cause its applicable Subsidiaries to, for a period ending not later than twelve (12) months after the Distribution Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the SpinCo Group or the Parent Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the SpinCo Business (the “SpinCo Portion”) or the Parent Retained Business (the “Parent Portion”), as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3 (such that the Parties are in the same net economic position as they would have been in had such Liabilities been Assumed by the applicable member of the applicable Group pursuant to this Section 2.3); provided that the Party for which such Shared Contract is a Parent Retained Asset or an SpinCo Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a Parent Retained Asset or SpinCo Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).  To the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.3(a), or cannot implement the arrangements set forth in clause (y) of the immediately preceding sentence, the Parties shall use commercially reasonable efforts to, if requested by any Party, following the Distribution and until the earlier of one year after the Distribution Date and such time as the Partial Assignment of such Shared Contract as contemplated by the foregoing is effected, seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) for the purpose of allocating rights, liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (y) of the immediately preceding sentence (an “Acceptable Alternative Arrangement”).

(b)          Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement.  Notwithstanding anything herein to the contrary, (i) no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract and (ii) none of Parent, SpinCo or any of the members of their respective Group shall be required to commence any litigation or offer or pay any money (unless such Party is fully reimbursed by the requesting Party) or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement.

(c)          Unless otherwise determined by Parent in its sole discretion, each of Parent and SpinCo shall, and shall cause the other members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, and that has been Assumed by, as applicable, such Party as of the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (except to the extent otherwise required by applicable Law or good faith resolution of a Tax Contest).

(d)          In conjunction with the IT Separation and transfer of SpinCo IT Assets and SpinCo Business Records, the Parent Group will transfer to SpinCo a copy of the SAP repository containing the Shared SAP Business Records.  SpinCo agrees to: (i) permit SpinCo personnel to access and use the Shared SAP Business Records solely on a need to know basis as necessary for operation of the SpinCo Business (e.g., in order to process DBA Claims); (ii) maintain the Shared SAP Business Records within the SAP repository and not copy, distribute, or disclose the Shared SAP Business Records with any other Person (except sharing individual records related to the SpinCo business as required to perform the functions described in (i), above); (iii) maintain the confidentiality and security of the Shared SAP Business Records using the same level of information security and controls as SpinCo applies with respect to SpinCo’s other confidential Business Records and systems, and in any event not less than the level of information security as was applied to such Shared SAP Business Records by the Parent Group prior to the Separation Date.

Section 2.4          Intercompany Accounts, Loans and Agreements.

(a)          Except as set forth in Section 2.4(b), in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) any Continuing Arrangements; (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties or any members of their respective Groups is a party; (iii) any intercompany accounts payable, accounts receivable or other indebtedness accrued or otherwise outstanding as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.4(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any Shared Contracts.

(c)          All of the intercompany accounts receivable, accounts payable and other indebtedness between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, accrued or otherwise outstanding as of the Effective Time shall, as of the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.

Section 2.5          Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)          To the extent that any Transfers of any Assets (including the capital stock or other equity interest of any members of the SpinCo Group and/or the Parent Group) or Assumptions of any Liabilities contemplated by this Article II shall not have been consummated at or prior to the Effective Time (such Assets subject to such delayed Transfer, the “Deferred Assets” and such Liabilities subject to such delayed Assumptions, the “Deferred Liabilities,” in each case including any Assets and Liabilities subject to delayed transfer pursuant to the Separation Plan), the Parties shall, except as contemplated by the Separation Plan, use commercially reasonable efforts to effect such Transfers or Assumptions as promptly as practicable following the Effective Time.  Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law.  In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated by the Effective Time, unless the benefits of any Deferred Asset are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Deferred Assets shall thereafter, insofar as reasonably possible and to the extent permitted by applicable Law, hold (or shall cause such member in its Group to hold) such Deferred Assets in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and (ii) the Party intended to Assume such Deferred Liabilities shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Deferred Liabilities for all amounts paid or incurred in connection with the retention of such Deferred Liabilities, as if the Party intended to Assume such Deferred Liabilities had Assumed such Deferred Liabilities at the Effective Time and such that the Parties are in the same net economic position as they would have been in if the Party intended to Assume such Deferred Liabilities had Assumed such Deferred Liabilities.  To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable.  In addition, unless the benefits of any Deferred Asset are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, the Party retaining such Deferred Assets or Deferred Liabilities (or relevant member of its Group) shall (or shall cause such member in its Group to) treat or operate, insofar as reasonably possible and to the extent permitted by applicable Law, such Deferred Assets or Deferred Liabilities in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Deferred Assets are to be Transferred or by the Party which is to Assume such Deferred Liabilities, in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Deferred Assets or Deferred Liabilities had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Assets or Deferred Liabilities, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Deferred Assets or Deferred Liabilities, are to inure from and after the Effective Time to the relevant member or members of the Parent Group or the SpinCo Group entitled to the receipt of such Deferred Assets or required to Assume such Deferred Liabilities.  In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(c), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Deferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Deferred Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b)          If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c)          The Party (or relevant member of its Group) retaining any Deferred Assets or Deferred Liabilities pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Deferred Assets or the Person intended to be subject to such Deferred Liabilities and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Deferred Assets or Deferred Liabilities, as the case may be.  Except as otherwise expressly provided herein, none of Parent or SpinCo or any of member their respective Groups shall be required to commence any litigation or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Deferred Assets or Deferred Liabilities.

(d)          Notwithstanding anything else set forth in this Section 2.5 to the contrary, (i) neither Parent nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of Parent, (x) result in a violation of any obligation which Parent or any such Subsidiary has to any third party or (y) violate applicable Law, and (ii) neither SpinCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of SpinCo, (x) result in a violation of any obligation which SpinCo or any such Subsidiary has to any third party or (y) violate applicable Law.

(e)          The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.

(f)          Unless otherwise determined by Parent in its sole discretion, with respect to Assets and Liabilities described in Section 2.5(a), each of Parent and SpinCo shall, and shall cause the other members of its respective Group to, (i) treat for all Tax purposes (A) the Deferred Assets as assets having been Transferred to and owned by the Party entitled to such Deferred Assets not later than the Effective Time and (B) the Deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Deferred Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (except to the extent otherwise required by applicable Law or good faith resolution of a Tax Contest).

Section 2.6          Wrong Pockets; Mail & Other Communications; Payments.

(a)          Subject to Section 2.3 and Section 2.5, (i) if at any time within thirty-six (36) months after the Distribution Date, any Party discovers that any SpinCo Asset is held by any member of the Parent Group or any of its respective then-Affiliates, Parent shall, and shall cause the other members of its Group and its and their then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset to SpinCo or an Affiliate of SpinCo designated by SpinCo for no additional consideration; or (ii) if at any time within thirty-six (36) months after the Distribution, any Party discovers that any Parent Retained Asset is held by any member of the SpinCo Group or any of its then-Affiliates, SpinCo shall, and shall cause the other members, its Group and its and their respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant Parent Retained Asset to Parent or an Affiliate of Parent designated by Parent for no additional consideration; provided that in the case of clause (i), neither Parent nor any of its Affiliates, or in the case of clause (ii), neither SpinCo nor any of its Affiliates, shall be required to commence any litigation or offer or pay any money (unless such Party is fully reimbursed by the requesting Party) or otherwise grant any accommodation (financial or otherwise) to any third party.  If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(b)          After the Effective Time, each Party (or any other member of its Group and any of its or their respective then-Affiliates) may receive mail, packages, electronic mail and any other written communications properly belonging to the other Party (or any other member of its Group).  Accordingly, at all times after the Effective Time, each Party (and each other member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(b), open all mail, packages, electronic mail and any other written communications received by such Party (or any other member of its Group and any of its or their respective then-Affiliates) that belongs to such other Party (or any other member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party (or any other member of its Group), the receiving Party shall (or shall cause the applicable member of its Group to) promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party (or the applicable member of such other Party’s Group) as provided for in Section 9.6; it being understood that if a Party (or any other member of its Group) receives a telephone call that relates to the business of the other Party (or any other member of such other Party’s Group), then the receiving Party shall inform the person making such telephone call to contact the other Party.  The provisions of this Section 2.6(b) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of either Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party or any other member of such other Party’s Group or any of their respective then-Affiliates for service of process purposes.

(c)          After the Distribution, SpinCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to Parent (or its designee) any monies or checks that have been received by SpinCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) a Parent Retained Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis for the first six (6) months following the Distribution Date, and thereafter on a quarterly basis, in each case to the applicable members of the Parent Group).

(d)          After the Distribution, Parent shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to SpinCo (or its designee) any monies or checks that have been received by Parent (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) a SpinCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis for the first six (6) months following the Distribution Date, and thereafter on a quarterly basis, in each case to the applicable members of the Parent Group).

Section 2.7          Conveyancing and Assumption Instruments.  In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement and the Separation Plan, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities (to the extent not executed prior to the date hereof), any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Transfer to the applicable Party (or the applicable member of such Party’s Group) of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or for Transfers or Assumptions to be effected pursuant to non-U.S.  Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property, if any, by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located.  The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8          Further Assurances; Ancillary Agreements.

(a)          In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii), 2.5(c) and 2.5(d)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii), 2.5(c) and 2.5(d)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c)          At or prior to the Effective Time, each of Parent and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(d)          On or prior to the Distribution Date, Parent and SpinCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Parent or Subsidiary of SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)          Following the Distribution Date, SpinCo shall be responsible at its sole cost and expense for recording the applicable assignment of SpinCo Intellectual Property to SpinCo or its designees with the intellectual property offices and registrars and other similar authorities where SpinCo Intellectual Property is still recorded in the name of the Parent or any other member of the Parent Group.  Upon SpinCo’s reasonable request after the Distribution Date, Parent shall, and shall cause the other members of the Parent the Parent Group to, exercise its reasonable efforts to cooperate with SpinCo in connection therewith, at SpinCo’s expense in accordance with Section 9.5.

Section 2.9          Novation of Liabilities; Indemnification.

(a)          Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts, including but not limited to Specified Government Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).  In addition, with respect to any Action where any Party is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any other member of the Other Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b)          Each Party shall undertake its commercially reasonable efforts to secure approval by the relevant Governmental Entity of the Other Party, or a Subsidiary or an entity that will be a Subsidiary thereof, as successor-in-interest to each Specified Government Contract.

(i)
The Parties shall cooperate in the preparation of materials for requesting novation of the Specified Government Contracts pursuant to Section 42.1204 of the FAR, or such other procedure as may be prescribed by the relevant Governmental Entity;

(ii)
The named contractor entity will consult and coordinate as necessary with relevant Governmental Entities with respect to such novation request materials;

(iii)
Promptly following the Distribution Date, the Parties will deliver to the authorized contracting officer of the applicable Governmental Entity (or Governmental Entities) such novation request materials, in accordance with the instructions of such contracting officer; and

(iv)
As mutually agreed, the Parties may enter into a Subcontract Pending Novation to memorialize the rights and responsibilities of each Party with respect to the Specified Government Contracts at and after the Effective Time and prior to approval of the relevant novation request(s).

(c)          Until such time that the Parties obtain, or to cause to be obtained, any required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a) or Section 2.9(b), the Other Party or the applicable member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party (or of any other member of such Other Party’s Group) and, unless not permitted by Law or the terms thereof, the Party or another member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or such member of such Other Party’s Group thereunder as agent or subcontractor of such Other Party or such member of such Other Party’s Group from and after the Effective Time.  For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or another member of such Liable Party’s Group, as agent or subcontractor of the Other Party or the applicable member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.5) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) direct the Other Party (or the applicable member of such Other Party’s Group) to file Actions for the benefit of the Liable Party in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(c) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control.  The Liable Party shall indemnify members of the Other Party’s Group and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party’s Group pursuant to this Agreement) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party’s Group with respect to any matter to the extent that such Liabilities arise from the willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence of a member of such Other Party’s Group in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence.  The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any other member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement).  If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any other member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law.  Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10          Guarantees; Credit Support Instruments.

 (a)          Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) Parent shall (with the reasonable cooperation of the applicable member of the SpinCo Group) use its commercially reasonable efforts to have each member of the SpinCo Group removed as guarantor of or obligor for any Parent Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Parent Retained Liabilities and (ii) SpinCo shall (with the reasonable cooperation of the applicable member of the Parent Group) use commercially reasonable efforts to have each member of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to SpinCo Liabilities.

(b)          At or prior to the Effective Time, to the extent required to obtain a release from a guaranty:

(i)
of any member of the Parent Group for any SpinCo Liability, SpinCo shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which SpinCo would not reasonably be able to comply or (B) which would be reasonably expected to be breached; and

(ii)
of any member of the SpinCo Group for any Parent Retained Liabilities, Parent shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Parent would not reasonably be able to comply or (B) which would be reasonably expected to be breached.

(c)          If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a) or Section 2.10(b): (i) Parent, to the extent a member of the Parent Group has assumed or retained the underlying Liability with respect to such guaranty, or SpinCo, to the extent a member of the SpinCo Group has assumed or retained the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; (ii) SpinCo shall reimburse the applicable member of the Parent Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty of any SpinCo Liability; (iii) Parent shall reimburse the applicable member of the SpinCo Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty of any Parent Retained Liability; and (iv) each of Parent and SpinCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which the other Party or another member of such other Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

(d)          Parent and SpinCo shall cooperate and SpinCo shall use commercially reasonable efforts to replace (or otherwise provide alternative arrangements reasonably satisfactory to Parent with respect to) all Credit Support Instruments issued by Parent or any other member of the Parent Group on behalf of, in favor of, or to the benefit of any member of the SpinCo Group or the SpinCo Business (the “Parent CSIs”) as promptly as practicable with Credit Support Instruments from SpinCo or another member of the SpinCo Group as of the Effective Time.  With respect to any Parent CSIs that remain outstanding after the Effective Time, (i) SpinCo shall, and shall cause the other members of the SpinCo Group to, jointly and severally indemnify and hold harmless the Parent Indemnitees for any Liabilities arising from or relating to such Parent CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Parent CSIs in accordance with the terms thereof, (ii) SpinCo shall reimburse the applicable member of the Parent Group for all out of pocket expenses incurred by it arising out of or related to any such Parent CSI, and (iii) without the prior written consent of Parent, SpinCo shall not, and shall not permit any member of the SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Parent or any other member of the Parent Group has issued any Parent CSI which remains outstanding.  Neither Parent nor any other member of the Parent Group will have any obligation to renew any Parent CSI after the expiration of any such Parent CSI.

(e)          Parent and SpinCo shall cooperate and Parent shall use commercially reasonable efforts to replace (or otherwise provide alternative arrangements reasonably satisfactory to the Parent with respect to) all Credit Support Instruments issued by SpinCo or any other member of the SpinCo Group on behalf of, in favor of, or to the benefit of any member of the Parent Group or the Parent Business (the “SpinCo CSIs”) as promptly as practicable with Credit Support Instruments from Parent or another member of the Parent Group as of the Effective Time.  With respect to any SpinCo CSIs that remain outstanding after the Effective Time, (i) Parent shall, and shall cause the other members of the Parent Group to, jointly and severally indemnify and hold harmless the SpinCo Indemnitees for any Liabilities arising from or relating to such SpinCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such SpinCo CSIs in accordance with the terms thereof, (ii) Parent shall reimburse the applicable member of the SpinCo Group for all out of pocket expenses incurred by it arising out of or related to any such SpinCo CSI, and (iii) without the prior written consent of SpinCo, Parent shall not, and shall not permit any member of the Parent Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which SpinCo or any other member of the SpinCo Group has issued any SpinCo CSI which remains outstanding.  Neither SpinCo nor any other member of the SpinCo Group will have any obligation to renew any SpinCo CSI after the expiration of any such SpinCo CSI.

Section 2.11          Disclaimer of Representations and Warranties.

(a)          EACH OF PARENT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO THE NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR ASSETS, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)          Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Parent or any other member of the Parent Group, on the one hand, and SpinCo or any other member of the SpinCo Group, on the other hand, are jointly or severally liable for any Parent Retained Liability or any SpinCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c)          Parent hereby waives compliance by itself and each other member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Retained Assets to Parent or any other member of the Parent Group.

(d)          SpinCo hereby waives compliance by itself and each other member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to SpinCo or any other member of the SpinCo Group.

Section 2.12          Internal SpinCo Financing Arrangements.  On or prior to the Distribution Date, Internal SpinCo shall enter into the Internal SpinCo Financing Arrangements, on such terms and conditions as determined by Parent in its sole discretion (including the amount that shall be borrowed pursuant to the Internal SpinCo Financing Arrangements and the terms and interest rates for such borrowings), and the Internal SpinCo Financing Arrangements shall have been consummated in accordance therewith.  Parent and SpinCo shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Internal SpinCo Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Internal SpinCo Financing Arrangements.  The Parties agree that SpinCo, and not Parent, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Parent Group or the SpinCo Group associated with the Internal SpinCo Financing Arrangements.

Section 2.13          Separation of Bank Accounts; Cash Management; Consideration.

(a)          Separation of Bank Accounts.

(i)          Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or SpinCo Account, respectively, is delinked from such Parent Account or SpinCo Account, respectively.

(ii)          It is intended that, following consummation of the actions contemplated by Section 2.13(a)(i), (x) there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or another member of the SpinCo Group and (y) there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or another member of the Parent Group.

(iii)          With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any other members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(iv)          As between Parent and SpinCo (and the other members of their respective Groups), all payments made to and reimbursements, credits, returns, or rebates received after the Effective Time by either Party (or other member of its Group) that relate to a business, Asset or Liability of the other Party (or other member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of setoff.

(b)          Cash Management.  From and after the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the SpinCo Business and the SpinCo Assets in Parent’s sole discretion.  Except as otherwise provided in this Section 2.13, all Cash Equivalents held by any member of the SpinCo Group as of the Effective Time shall be a SpinCo Asset and all Cash Equivalents held by any member of the Parent Group as of the Effective Time shall be a Parent Retained Asset.  To the extent that following the Effective Time any Cash Equivalents are required to be transferred from any member of the Parent Group to any member of the SpinCo Group or from any member of the SpinCo Group to any member of the Parent Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing, but excluding for the avoidance of doubt, the transfer of Cash Equivalents contemplated by Section 2.13(d)), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(c)          Internal Cash Distribution.  In connection with the Internal Spin-Off, and prior to the Distribution, KBR Holdings will transfer to Parent the Internal Cash Distribution, which shall be made by wire transfer of immediately available funds to an account designated by Parent to KBR Holdings in writing.

(d)          Consideration.  In exchange for the Contribution, SpinCo agrees to, on or prior to the Distribution Date, issue to Parent such number of shares of newly issued, fully paid and non-assessable shares of SpinCo Common Stock as will be required so that the total number of shares of SpinCo Common Stock held by Parent immediately after such issuance is equal to the total number of shares of SpinCo Common Stock distributable in the Distribution (such issuance, the “Consideration”).

(e)          Payment.  Any payment made in accordance with this Section 2.13 shall be treated in accordance with the terms of Section 9.20.

Section 2.14          Transition Committee.  Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of representatives from each of Parent and SpinCo, with a level of seniority and representing such areas of functional responsibility as agreed between the Parties.  The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements.  The Transition Committee shall have the authority to: (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one (1) or more members of the Transition Committee or one (1) or more employees of either Party or any other member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such subcommittee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittee; (d) modify or reverse any such delegations and (e) establish or modify procedures of the Transition Committee or any subcommittee thereof.  The Transition Committee shall initially meet at least monthly either via telephone or video conference or as otherwise agreed by the members of the Transition Committee.  All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties.  The initial members of the Transition Committee are set forth on Schedule 2.14.  The Parties shall use the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III
THE DISTRIBUTION AND ACTIONS PENDING THE DISTRIBUTION; OTHER TRANSACTIONS

Section 3.1          Distribution.  At or prior to the Effective Time, in connection with the Distribution and the Contribution, SpinCo shall pay the Consideration to Parent (and Parent and SpinCo shall take or cause to be taken such other appropriate actions to ensure that Parent has the requisite number of shares of SpinCo Common Stock) and take any other action as may be requested by Parent in order to effect the Distribution.  Subject to the conditions and other terms set forth in this Article III, Parent shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of SpinCo Common Stock to book-entry accounts for each Record Holder or designated transferee or transferees of such Record Holder.  For Record Holders who own Parent Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee.  No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of SpinCo Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 3.2          Fractional Shares.  Record Holders who, after aggregating the number of shares of SpinCo Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of SpinCo Common Stock in the Distribution, will receive cash in lieu of fractional shares.  Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts.  Parent shall direct the Distribution Agent to, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of Record Holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of shares that would otherwise entitle the holder thereof to receive a fraction of a share of SpinCo Common Stock in the Distribution, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokerage fees and commissions.  Such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent.  None of Parent, SpinCo or the Distribution Agent will guarantee any minimum sale price for the fractional shares of SpinCo Common Stock.  Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.  The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Parent or SpinCo.

Section 3.3          Actions in Connection with the Distribution.

(a)          Prior to the Distribution:

(i)
Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act;

(ii)
SpinCo shall file such amendments and supplements to the Form 10 as Parent may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws;

(iii)
Parent shall, or at Parent’s election, SpinCo shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Parent Common Stock, at such time on or prior to the Distribution Date as Parent shall determine, the Information Statement (or a Notice of Internet Availability of the Information Statement).  Promptly after receiving a request from Parent, SpinCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Parent reasonably determines is necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b)          SpinCo shall prepare, file with the Commission and cause to become effective, as soon as reasonably practicable (but in any case on or prior to the Distribution Date), a registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of SpinCo.

(c)          To the extent not already approved and effective, SpinCo shall have approved and made effective, the application for the original listing on the NYSE of the SpinCo Common Stock to be distributed in the Distribution, the SpinCo Common Stock to be retained by Parent, and the shares of SpinCo Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE, subject to official notice of distribution.

(d)          To the extent not already completed, SpinCo shall, and shall cause Internal SpinCo to, take all actions to effectuate the transactions contemplated by the Internal SpinCo Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.

(e)          Nothing in this Section 3.3 shall be deemed to shift or otherwise impose Liability for any portion of SpinCo’s Form 10 or Information Statement to Parent.

Section 3.4          Sole Discretion of Parent.

(a)          Parent, in its sole and absolute discretion, shall determine (i) whether to proceed with all or part of the Distribution and (ii) all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.  In addition, in the event that Parent determines to proceed with the Distribution, Parent may at any time and from time to time until the completion of the Distribution, abandon, modify or change any or all of the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(b)          Without limiting Section 3.4(a):

(i)
Parent, in its sole and absolute discretion, shall be entitled to determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof;

(ii)
Parent may, in accordance with Section 9.9, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change any or all of the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution; and

(iii)
Parent shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Parent Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Parent or its stockholders, that a sale or other alternative is in the best interests of Parent or its stockholders or that it is not advisable at that time for SpinCo Business to separate from Parent.

Section 3.5          Cooperation Regarding the Distribution.  SpinCo shall cooperate with Parent in all respects to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the filing of any necessary documents with the Commission, whether pursuant to the Exchange Act, the Securities Act or otherwise.  Parent shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution.  SpinCo and Parent, as the case may be, will provide to the Distribution Agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated), and SpinCo will provide to Parent and the Distribution Agent (as directed by Parent) any information required, in each case in order to complete the Distribution.

Section 3.6          Conditions to Distribution.  Subject to Section 3.4, the obligation of Parent to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Parent, in its sole and absolute discretion, of the following conditions.  None of SpinCo, any other member of the SpinCo Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Parent Board.  Any determination made by Parent prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.6 shall be conclusive and binding on the Parties hereto.  The conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition.  Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a)          the Commission shall have declared effective the Form 10 (of which the Information Statement forms a part), no stop order relating to the Form 10 will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of Parent Common Stock;

(b)          the SpinCo Common Stock to be distributed in the Distribution shall have been approved and accepted for listing by the NYSE, subject to official notice of distribution;

(c)          Parent shall have received (i) a private letter ruling from the Internal Revenue Service (the “IRS Ruling”) and (ii) the Distribution Tax Opinions (which IRS Ruling and Distribution Tax Opinions continue to be valid), in form and substance acceptable to the Parent Board, and which IRS Ruling and Distribution Tax Opinions shall not have been withdrawn, rescinded, or modified in any material respect;

(d)          all registrations, consents and filings required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received or made;

(e)          no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside of Parent’s control shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution or any related transactions contemplated hereby or by the Separation Plan, including the Internal Reorganization;

(f)          the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as Parent in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(g)          an independent appraisal or valuation firm acceptable to Parent shall have delivered one (1) or more opinions to the Parent Board at the times selected by the Parent Board confirming the solvency and adequacy of surplus under Delaware Law of Parent prior to the Distribution and the solvency of Parent and SpinCo after consummation of the Internal SpinCo Financing Arrangements, the Internal Cash Distribution and the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(h)          the Parent Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(i)          SpinCo and Parent shall have executed and delivered all Ancillary Agreements contemplated by this Agreement to be entered into prior to or concurrently with the Distribution;

(j)          the Internal SpinCo Financing Arrangements shall have been consummated and the Internal Cash Distribution shall have been paid to Parent; and

(k)          no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Parent Board, make it inadvisable to effect the Internal Reorganization, Distribution and other transactions contemplated by this Agreement or would result in the Internal Reorganization, Distribution and other transactions contemplated by this Agreement not being in the best interest of Parent or its stockholders.

Section 3.7          Organizational Documents.  On or prior to the Distribution Date, Parent and SpinCo shall each take all actions that may be required to provide for the adoption by SpinCo of the Amended and Restated Certificate of Incorporation of SpinCo substantially in the form attached as Exhibit G (the “Charter”) and the Amended and Restated Bylaws of SpinCo substantially in the form attached as Exhibit H (the “Bylaws”), to be effective as of or prior to the Distribution Date.

Section 3.8          Directors.  On or prior to the Distribution Date, Parent and SpinCo shall each take all necessary action to cause the SpinCo Board to include the individuals identified in the Distribution Disclosure Documents as directors of SpinCo upon completion of the Distribution.

Section 3.9          Officers.  On or prior to the Distribution Date, Parent and SpinCo shall each take all necessary action to cause the individuals identified as officers of SpinCo in the Distribution Disclosure Documents to be officers of SpinCo upon completion of the Distribution.

Section 3.10          Resignations and Removals.

(a)          Except as provided in Section 3.10(b), on or prior to the Distribution Date or as soon thereafter as practicable, (i) Parent shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the SpinCo Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the SpinCo Group in which they serve, and (ii) SpinCo shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Parent Group in which they serve.

(b)          No Person shall be required by any Party to resign or be removed from any position or office with another Party by Section 3.10(a) if such Person is disclosed in the Distribution Disclosure Documents as a Person who is to hold such position or office following the Effective Time.

ARTICLE IV
CERTAIN COVENANTS

Section 4.1          Cooperation.  From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2          Retained Names.

(a)          SpinCo acknowledges and agrees that, except for the licensed rights expressly set forth in this Section 4.2, neither SpinCo nor any other member of the SpinCo Group have any right, title or interest in any of the Parent Retained Names.  No later than twelve (12) months following the Distribution Date, SpinCo shall, and shall cause the other members of the SpinCo Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Parent Retained Names.

(b)          Parent, on behalf of itself and the remainder of the Parent Group, hereby grants to the SpinCo Group, effective as of the Distribution Date, a limited, temporary, non-exclusive, non-transferable, non-sublicensable, worldwide, royalty-free license under the Parent Retained Names that are used in the SpinCo Business (including use by any SpinCo Joint Venture) immediately prior to Distribution Date, to use and display such Parent Retained Names, for a period of up to six (6) months immediately following Distribution Date, solely in a manner that complies with all applicable Laws and is consistent with the manner used in the operation of the SpinCo Business immediately prior to Distribution Date and complies with Parent’s quality control brand guidelines, as updated from time to time by Parent; provided that, following the Distribution Date, unless otherwise directed by Parent, SpinCo shall, and shall cause the members of the SpinCo Group to: (i) immediately cease to hold themselves out as having any affiliation with Parent or any other member of the Parent Group (provided that this obligation shall not apply to inventory of printed materials of the SpinCo Group existing as of the Distribution Date); (ii) as soon as practicable, but in no event later than six (6) months following the Distribution Date, (A) cease to make any use of any Parent Retained Names, and (B) remove, strike over, or otherwise obliterate all Parent Retained Names from all assets and other materials displayed or intended for distribution by any member of the SpinCo Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; and (iii) promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Parent on the “www.SpinCo.com” website informing its customers that SpinCo, and not Parent, is responsible for the operation of the SpinCo Business, including such website and any applicable services.  Notwithstanding anything to the contrary, nothing in this Section 4.2(b) shall prohibit or prevent the SpinCo Group’s use of Parent Retained Names on internal historical documents held as of the Distribution Date, in a descriptive or factually accurate manner constituting fair or other permitted non-trademark use, or for similar purposes, in each case, that would not, even in the absence of a license or similar permission, constitute infringement or any other violation of a Trademark under applicable Law.  SpinCo Group shall not file for trademark protection anywhere in the world for any mark containing any Parent Retained Names and/or that is confusingly similar to such Parent Retained Names.

(c)          SpinCo shall, and shall cause the other members of the SpinCo Group to, use the Parent Retained Names following the Distribution Date only in a form and manner, and with standards of quality, of that in effect for the Parent Retained Names as of the Distribution Date.  SpinCo and the members of the SpinCo Group shall not use the Parent Retained Names in a manner that may reflect negatively on the Parent Retained Names or the goodwill associated therewith, or on Parent or any other member of the Parent Group.  Parent shall have the right to terminate the foregoing license, effective immediately, if any member of the SpinCo Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Parent in relation to use of the Parent Retained Names.  SpinCo shall indemnify, defend and hold harmless Parent and the members of the Parent Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the SpinCo Group of the Parent Retained Names pursuant to Section 4.2(b).

(d)          Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Parent and the members of the Parent Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3          No Restriction on Competition.  It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties.  Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of the other Party or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

Section 4.4          No Hire and No Solicitation of Employees.  From and after the Distribution Date until the date that is six (6) months from the Distribution Date, none of Parent, SpinCo or any other member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee or consultant of the other Party’s respective Group.  From and after the Distribution Date until the date that is twelve (12) months from the Distribution Date, none of Parent, SpinCo or any other member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee or consultant of any other Party’s respective Group to leave his or her employment.  Notwithstanding the foregoing, nothing in this Section 4.4 shall restrict or preclude Parent, SpinCo or any other member of their respective Groups from soliciting or hiring (i) during the non-solicitation period referenced above, any employee who responds to a general solicitation or advertisement or contact by a search firm or employment agency that is not specifically targeted or focused on the employees employed by the other Party’s respective Group (and nothing shall prohibit such generalized searches for employees, including the use of advertisements in the media or the engagement of search firms to engage in such searches; provided that the applicable Party has not encouraged or advised such firm to approach any such employee); (ii) any employee whose employment has been terminated by the other Party’s respective Group; or (iii) any employee whose employment has been terminated by such employee after sixty (60) days from the date of termination of such employee’s employment.

Section 4.5          No Restrictions on Corporate Opportunities.

(a)          In the event that Parent or any other member of the Parent Group, or any director or officer of Parent or any other member of the Parent Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Parent or any other member of Parent Group and SpinCo or any other member of the SpinCo Group, neither Parent nor any other member of Parent Group, nor any director or officer of Parent or any other member of Parent Group, shall have any duty to communicate or present such corporate opportunity to SpinCo or any other member of the SpinCo Group and shall not be liable to SpinCo or any other member of the SpinCo Group or to SpinCo’s stockholders for breach of any fiduciary duty as a stockholder of SpinCo or an officer or director thereof by reason of the fact that Parent or any other member of Parent Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to SpinCo or any other member of the SpinCo Group.

(b)          In the event that SpinCo or any other member of the SpinCo Group, or any director or officer of SpinCo or any other member of the SpinCo Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Parent or any other member of the Parent Group and SpinCo or any other member of the SpinCo Group, neither SpinCo nor any other member of the SpinCo Group, nor any director or officer of SpinCo or any other member of the SpinCo Group, shall have any duty to communicate or present such corporate opportunity to Parent or any other member of the Parent Group and shall not be liable to Parent or any other member of the Parent Group or to Parent’s stockholders for breach of any fiduciary duty as a stockholder of Parent or an officer or director thereof by reason of the fact that SpinCo or any other member of the SpinCo Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to Parent or any other member of the Parent Group.

(c)          For the purposes of this Section 4.5, “corporate opportunities” of SpinCo or any other member of the SpinCo Group shall include business opportunities that are, by their nature, in a line of business of SpinCo or any other member of the SpinCo Group, are of practical advantage to them and are ones in which SpinCo or any other member of the SpinCo Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Parent or any other member of the Parent Group or any of their officers or directors will be brought into conflict with that of SpinCo or any other member of the SpinCo Group, and “corporate opportunities” of Parent or any other member of the Parent Group shall include business opportunities that are, by their nature, in a line of business of Parent or any other member of the Parent Group, are of practical advantage to them and are ones in which Parent or any other member of the Parent Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SpinCo or any other member of the SpinCo Group or any of their officers or directors will be brought into conflict with that of Parent or any other member of the Parent Group.

Section 4.6          Facility and Personnel Clearances.  From and after the date hereof, the Parties shall use commercially reasonable efforts to facilitate the continuation of facility clearances and personnel clearances necessary for the operation of the SpinCo Business as a consequence of the transactions contemplated by this Agreement or any Ancillary Agreements, including timely notification thereof to applicable Governmental Entities with respect to such clearances.

Section 4.7          Cooperation Regarding DCAA or Other Government Audits.  The Parties shall cooperate and use commercially reasonable efforts to facilitate the favorable resolution of any Defense Contract Accounting Agency or other audit that may be conducted by or on behalf of a Governmental Entity with respect to operation of the applicable Business prior to the Distribution Date, until the resolution of such audit.

Section 4.8          Background IP License.

(a)          License to SpinCo. Effective as of the Distribution Time, and subject to the provisions hereof, Parent and each member of the Parent Group hereby grant to the SpinCo Group a worldwide, fully paid-up, royalty-free, irrevocable, non-transferable (except as provided pursuant to Section 4.8(d)), perpetual, non-exclusive license under (i) the Patents that are owned or controlled by the Parent Group and that are Practiced by the SpinCo Business in each case as of the Distribution Date to make, have made, import, use, offer to sell, sell and otherwise provide any products or services of the SpinCo Business, including to practice any method, process or procedures claimed in any such Patents, in each case, solely with respect to the conduct of the SpinCo Business, in substantially the same manner and for substantially the same purposes as used in the SpinCo Business prior to the Distribution Date and the reasonable and natural evolutions thereof after the Distribution Date and (ii) all Intellectual Property (other than Patents and Trademarks) that are owned or controlled by the Parent Group as of the Distribution Date to use, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), copy, create derivative works of, and otherwise exploit such Intellectual Property, solely in connection with the conduct of the SpinCo Business, in substantially the same manner and for substantially the same purposes, as used in the SpinCo Business prior to the Distribution Date (and the reasonable and natural evolutions thereof after the Distribution Date), it being understood that the foregoing license does not and shall not require the delivery or disclosure to any member of the SpinCo Group of any tangible or intangible assets that are not SpinCo Assets.  For purposes of this Section 4.8, the term “control” or “controlled” shall mean having the legal authority to grant this license under the relevant Intellectual Property without violating the terms of any associated license grant from a third party and without triggering any requirement to obtain a Consent or any additional payment obligations under such license.

(b)          License to Company.  Effective as of the Distribution Date, and subject to the provisions hereof, SpinCo and the other members of the SpinCo Group hereby grant to the Parent Group a worldwide, fully paid-up, royalty-free, irrevocable, non-transferable (except as provided pursuant to Section 4.8(d)), perpetual, non-exclusive license under (i) the Patents included in the SpinCo Intellectual Property to make, have made, import, use, offer to sell, sell and otherwise provide any product or service, including to practice any method, process or procedures claimed in any such Patents, in each case, solely with respect to the conduct of the Parent Retained Business, in substantially the same manner and for substantially the same purposes as used in the Parent Business prior to the Distribution Date and the reasonable and natural evolutions thereof after the Distribution Date and (ii) the SpinCo Intellectual Property (other than Patents and Trademarks included therein) to use, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), copy, create derivative works of, and otherwise exploit such SpinCo Intellectual Property and SpinCo Technology in connection with the conduct of the Parent Retained Business, it being understood that the foregoing license does not and shall not require the delivery or disclosure to the Parent or any member of the Parent Group of any tangible or intangible assets that are SpinCo Assets.

(c)          Sublicensing.  Each Party in its capacity as the licensee of the rights or licenses granted to it pursuant to under this Section 4.8 (“Licensee Party”) may sublicense the license and rights granted to it under Section 4.8(a)(ii) and Section 4.8(b)(ii), respectively, freely to a third party in connection with the operation of the Licensee Party’s business or to a Divested Entity.  The Patent licenses set forth in Section 4.8(a)(i) and Section 4.8(b)(i) are not sublicensable, except as provided in Section 4.8(e).

(d)          Transfer of Licenses.  Except as expressly set forth herein, no Licensee Party may assign or transfer the licenses granted to it pursuant to this Section 4.8 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld).  Notwithstanding the foregoing, a Licensee Party may assign, in whole or in relevant part, such licenses to a third party, or permit a third party to assume such license, in connection with any transfer of all or any part of the SpinCo Business or the Parent Retained Business, as applicable, or a product line of such Licensee Party (regardless of the form of transaction or series of transactions).  Any assignment in violation of this Section 4.8(d) shall be null and void from the beginning.

(e)          Rights to Subsidiaries.

(i)
Any rights or licenses granted under this Section 4.8 extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and, accordingly, except as provided in Section 4.8(e)(ii) the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.

(ii)
Notwithstanding the limitations on sublicensing set forth in Section 4.8(c), if a Licensee Party divests a Subsidiary or business unit (including in a sale to a third party or in a public offering) such that such entity is no longer a Subsidiary (a “Divested Entity”), upon providing written notice of such divestiture to the other Party, the Licensee Party may grant the Divested Entity a sub-license under the licenses granted to the Licensee Party pursuant to this Section 4.8, but only in connection with the products and services offered by such Divested Entity at the time it ceased to be a Subsidiary of the Licensee Party, and natural evolutions of such products or services that are of the same general type.  Such sublicense grant to a Divested Entity in accordance with the foregoing shall not affect or limit the licenses granted to any Licensee Party or the obligations and duties of any Licensee Party hereunder.

(f)          Confidentiality.  Notwithstanding the grant of any license to a Trade Secret or other proprietary right in confidential information to a Licensee Party hereunder, each Licensee Party agrees on behalf of itself and its Subsidiaries that it and (each of its Subsidiaries) shall (i) treat the Trade Secrets and confidential information licensed or disclosed to it hereunder with at least the same degree of care as they treat their own similar Trade Secrets and confidential information, but in no event with less than reasonable care, and (ii) not use or disclose such Trade Secrets or confidential information, as applicable, except in accordance with its respective license granted in this Section 4.8.  Nothing herein will limit either Party’s ability to enforce its rights against any third party that misappropriates or attempts to misappropriate any Trade Secret or confidential information from it, regardless of whether it is an owner or licensee of such Trade Secret or confidential information.

(g)          Rights in Bankruptcy.  All rights and licenses granted to a Party as licensee hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code.  The licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

ARTICLE V
INDEMNIFICATION

Section 5.1          Release of Pre-Distribution Date Claims.

(a)          Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter expressly indemnified under this Article V:

(i)
Parent, for itself and each member of the Parent Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Parent Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge SpinCo and the other members of the SpinCo Group, its Affiliates and all Persons who at any time prior to the Effective Time were equityholders, directors, managers, officers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Retained Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated hereunder and under the Ancillary Agreements and all other activities to implement the Internal Reorganization and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Retained Business, the Parent Retained Assets or the Parent Retained Liabilities (such liabilities, the “Parent Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the SpinCo Group in respect of any Parent Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Effective Time, is a director, manager, officer or employee of any member of the SpinCo Group and is no longer a director, manager, officer or employee of any member of the Parent Group from Liabilities arising out of, relating to or resulting from his or her service as a director, manager, officer or employee of any member of the SpinCo Group after the Effective Time.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Parent, any member of the Parent Group, or their respective Affiliates from commencing any Actions against any SpinCo officer, director, manager, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Parent Know-How or (ii) intentional criminal acts by any such officers, directors, managers, agents or employees.

(ii)
SpinCo, for itself and each member of the SpinCo Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, managers, officers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Parent and the other members of the Parent Group, its Affiliates and all Persons who at any time prior to the Effective Time were equityholders, directors, managers, officers, agents or employees of any member of the Parent Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated hereunder and under the Ancillary Agreements and all other activities to implement the Internal Reorganization and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or SpinCo Liabilities (such liabilities, the “SpinCo Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Parent Group in respect of any SpinCo Released Liabilities; provided, however that for purposes of this Section 5.1(a)(ii), the members of the SpinCo Group shall also release and discharge any officers or other employees of any member of the Parent Group, to the extent any such officers or employees served as a director, manager or officer of any members of the SpinCo Group prior to the Effective Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director, manager or officer of any such member of the SpinCo Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b)          Nothing contained in this Agreement, including Section 5.1(a), Section 2.4 or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time.  In addition, nothing contained in Section 5.1(a) shall release any person from:

(i)
any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Parent, any Parent Retained Liability and (B) with respect to SpinCo, any SpinCo Liability;

(ii)
any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Effective Time between Parent (and/or another member of the Parent Group), on the one hand, and SpinCo (and/or another member of the SpinCo Group), on the other hand;

(iii)
any Liability with respect to any Continuing Arrangements;

(iv)
any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v)
any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Parent from indemnifying any director, manager, officer or employee of the SpinCo Group who was a director, manager, officer or employee of Parent or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, manager, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, manager, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) SpinCo from indemnifying any director, manager, officer or employee of the Parent Group who was a director, officer or employee of SpinCo or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, manager, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Parent Retained Liability, Parent shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c)          Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against the other Party or any other member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d)          If any Person associated with a Party (including any director, manager, officer or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the other members of such other Party’s Group, as applicable), and such other Party (and/or the other members of such other Party’s Group, as applicable) shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2          Indemnification by Parent.  In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Parent shall and shall cause the other members of the Parent Group to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Parent Retained Liabilities, including the failure of any member of the Parent Group or any other Person to pay, perform or otherwise discharge any Parent Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, or (b) any breach by Parent of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3          Indemnification by SpinCo.  In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Indemnifiable Losses of the Parent Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the SpinCo Liabilities, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise discharge any SpinCo Liability in accordance with its respective terms, whether prior to, at or after the Effective Time, or (b) any breach by SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.4          Procedures for Indemnification.

(a)          Direct Claims.  Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Parent Indemnitee and SpinCo Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.  The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto.  If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder.  If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b)          Third Party Claims.  If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) thirty (30) days or (y) five (5) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.  Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(171)(viii).

(c)          Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, (A) if it so chooses, to assume the defense of a Third Party Claim with counsel reasonably acceptable to the Indemnitee, or (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and with such Indemnifying Party’s own counsel, in each case within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation by an Indemnitee or (z) seeks injunctive or other equitable relief against the Indemnitee (unless the injunctive or equitable relief being sought is solely ancillary or incidental to the Third Party Claim, and, if granted, would not have a material adverse impact on the Indemnitee or the Indemnitee’s business); provided further that, prior to the Indemnifying Party assuming and controlling the defense of a Third Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third Party Claim, (1) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third Party Claim were not true in any or all material respects and (2) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter.  The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.  Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnitee and its Affiliates in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party, (C) does not include any injunctive or equitable relief, and (D) does not involve any admission by the Indemnitee or any of its Affiliates of any wrongdoing or violation of Law.

(d)          If an Indemnifying Party has elected to assume the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim, is not permitted to assume and control the defense of a Third Party Claim, or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 5.4(b), and the Indemnitee conducts and controls the defense of such Third Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim.

(e)          If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the thirty (30)-day period specified in Section 5.4(c) (including if the Indemnifying Party is not entitled to assume the defense pursuant to Section 5.4(c)), the Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party; provided that the Indemnitee shall not settle such Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(f)          Except as otherwise set forth in Section 7.1, Section 7.2 and Section 7.4, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party.  For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

(g)          Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern with respect to indemnification thereunder.

(h)          The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement.

(i)          There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time.  The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Parent Retained Liabilities and partly SpinCo Liabilities.  If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII.  Neither Party shall, and each Party shall cause each other member of its Group not to, file third party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

(j)          Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (i) the assumption of any SpinCo Liabilities by the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (ii) the retention of any Parent Retained Liabilities by the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (iii) the provisions of this Article V are void or unenforceable for any reason.

Section 5.5          Cooperation in Defense and Settlement.

(a)          With respect to any Third Party Claim that implicates both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto).  The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.  Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b)          Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against SpinCo relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar Laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of Parent, adversely impact the conduct of the Parent Retained Businesses, Parent shall have, at Parent’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by SpinCo to any third party involved in such Action (including any Governmental Entity), to the extent that Parent’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Action requires the submission by SpinCo of any content relating to any current or former officer, director or manager of Parent, such content will only be submitted in a form approved by Parent in its reasonable discretion.  With regard to the matters specified in the preceding clauses (i) and (ii), Parent shall have a right to consent to any compromise or settlement related thereto.

(c)          Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by SpinCo or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Effective Time, Parent shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and SpinCo shall in good faith consider and take into account any comments so provided by Parent with respect to such Governmental Filing.

(d)          Each of Parent and SpinCo agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any other member of such Parties’ respective Groups) as defendants and with respect to which a named Party (or any other member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6          Indemnification Payments.  Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article V shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article V) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Liabilities.

Section 5.7          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)          Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received (net of any out-of-pocket costs or expenses incurred in the collection thereof or Taxes imposed with respect thereto) by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received (net of any out-of-pocket costs or expenses incurred in the collection thereof or Taxes imposed with respect thereto) by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”).  Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)          Any Indemnity Payment shall be adjusted in accordance with Section 5.4(c) of the Tax Matters Agreement as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment (but net of any Tax benefits resulting from the payment of such Taxes), the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c)          The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement.  Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8          Contribution.  If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SpinCo and each other member of the SpinCo Group, on the one hand, and Parent and each other member of the Parent Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.  With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the SpinCo Business or a member of the SpinCo Group, on the one hand, or the Parent Retained Business or a member of the Parent Group, on the other hand.

Section 5.9          Additional Matters; Survival of Indemnities.

(a)          The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder.  The indemnity agreements contained in this Article V shall survive the Distribution.

(b)          The rights and obligations of any member of the Parent Group or any member of the SpinCo Group, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

ARTICLE VI
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 6.1          Preservation of Corporate Records.  Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain any Information (to the extent in the Party’s possession at the Effective Time) referenced in Section 6.2, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Parent or such other member of the Parent Group, respectively, as in effect immediately prior to the Effective Time, including pursuant to any “litigation hold” issued by Parent or any of its Subsidiaries prior to the Effective Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Parent Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Parent Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the Parent Group or the SpinCo Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Action.  The Parties agree that upon written request from the other that certain Information relating to the SpinCo Business, the Parent Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2          Access to Information.  Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a)          After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpinCo for specific and identified Information:

(i)
that (x) relates to SpinCo or the SpinCo Business, as the case may be, prior to the Effective Time or (y) is necessary for SpinCo to comply with the terms of, or otherwise perform under, this Agreement or any Ancillary Agreement to which Parent and/or SpinCo are parties, Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of Parent or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to Parent within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the Distribution Date; provided, further, that, in the event that Parent, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Parent shall not be obligated to provide such Information requested by SpinCo and the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any third party required to make such disclosure without violating a Contract with a third party) to permit compliance with such Information request in a manner that avoids any such harm, violation or consequence; or

(ii)
that (x) is required by SpinCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on SpinCo (including under applicable securities laws) by a Governmental Entity having jurisdiction over SpinCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of Parent or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to Parent within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that Parent, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Parent shall not be obligated to provide such Information requested by SpinCo and the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any third party required to make such disclosure without violating a Contract with a third party) to permit compliance with such Information request in a manner that avoids any such harm, violation or consequence.

(b)          After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Parent for specific and identified Information:

(i)
that (x) relates to matters prior to the Effective Time or (y) is necessary for Parent to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Parent and/or SpinCo are parties, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Parent has a reasonable need for such originals) in the possession or control of SpinCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Parent; provided that, to the extent any originals are delivered to Parent pursuant to this Agreement or the Ancillary Agreements, Parent shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the Distribution Date; provided, further, that in the event that SpinCo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, SpinCo shall not be obligated to provide such Information requested by Parent and the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any third party required to make such disclosure without violating a Contract with a third party) to permit compliance with such Information request in a manner that avoids any such harm, violation or consequence.

(ii)
that (x) is required by Parent with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Parent (including under applicable securities laws) by a Governmental Entity having jurisdiction over Parent, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Parent has a reasonable need for such originals) in the possession or control of SpinCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Parent; provided that, to the extent any originals are delivered to Parent pursuant to this Agreement or the Ancillary Agreements, Parent shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that SpinCo, in its sole discretion, determines that any such access or the provision of any such Information would violate any Law or Contract with a third party or waive any Privilege, SpinCo shall not be obligated to provide such Information requested by Parent and the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any third party required to make such disclosure without violating a Contract with a third party) to permit compliance with such Information request in a manner that avoids any such harm, violation or consequence.

(c)          Each of Parent and SpinCo shall inform their respective directors, managers, officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(d)          Without limiting the generality of the foregoing, until the first SpinCo fiscal year end occurring during the year in which the Distribution occurs (and for a reasonable period of time afterwards as required for each of Parent and SpinCo to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution occurs), each of Parent and SpinCo shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable: (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(e)          The Party providing Information pursuant to this Section 6.2 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.2 shall expand the obligations of either Party under Section 6.1 or impose any information retention obligations in addition to those under Section 6.1.  Where Information is to be transferred by physical delivery at or after the Effective Time, the transferring Party shall procure that such Information is available for collection at the location at which such Information is being stored at that time, or as otherwise agreed between the Parties, such that there shall be no requirement on either Party to move transferring Information from one location to another in order to effect the transfer.

Section 6.3          Witness Services.  At all times from and after the Effective Time, each of Parent and SpinCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request by such other Party, its and its Subsidiaries’ officers, directors, managers, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party.  A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law by such Party in providing such witness.  In connection with any matter contemplated by this Section 6.3, upon the request of the Party providing a witness to the other Party under this Section 6.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of such first Party or its Group.

Section 6.4          Reimbursement; Other Matters.  Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred by such Party in providing such Information or access to such Information.

Section 6.5          Confidentiality.

(a)          Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Parent and SpinCo shall hold, and shall cause their respective Affiliates and their directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, subject to the immediately following proviso)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if such Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction involving such Party, to the extent reasonably necessary in connection therewith, provided that an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable.  In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b)          Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or other members of its Group were part of the Parent Group.  Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective directors, managers, officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)          Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect.  Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by the other Party as of the Effective Time may continue to be used by such other Party in possession of the Confidential Information in and only in the operation of the SpinCo Business (in the case of the SpinCo Group) or the Parent Retained Business (in the case of the Parent Group); provided that such Confidential Information may only be used by such other Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of immediately prior to the Effective Time, and may only be shared with additional officers, employees, agents, consultants and advisors of such other Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.5(a).

(d)          The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.5 were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)          For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f)          For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, following the Distribution Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.6          Privilege Matters.

(a)          Pre-Effective Time Services.  The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such pre-Effective Time services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”).  The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Effective Time services.  For the avoidance of doubt, Privileged Information within the scope of this Section 6.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any other member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)          Post-Effective Time Services.  The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Parent and SpinCo.  The Parties further recognize that certain of such post-Effective Time services will be rendered solely for the benefit of Parent or SpinCo, as the case may be, while other such post-Effective Time services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Parent and SpinCo.  With respect to such post-Effective Time services and related Privileged Information, the Parties agree as follows:

(i)
All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Parent and SpinCo shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii)
Except as otherwise provided in Section 6.6(b)(i), Privileged Information relating to post-Effective Time services provided solely to one of Parent or SpinCo shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c)          Shared Privilege.  The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.6(a) or (b):

(i)
Subject to Section 6.6(c)(ii) and (iii), neither Party may waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld or delayed.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice;

(ii)
If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party.  Neither Party shall unreasonably withhold consent to any request for waiver by the other Party and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii)
In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or any other member of such other Party’s Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d)          Upon receipt by either Party, or by any other member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any other member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days (or sooner if required under applicable Law) following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.6 or otherwise, to prevent the production or disclosure of such Privileged Information.

(e)          The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Parent or SpinCo as set forth in Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege.  The access to Information being granted pursuant to Section 5.5 and Section 6.2, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.7          Ownership of Information.  Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party.  Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.8          Personal Data.

(a)          The Parties acknowledge that (i) Parent is a Data Controller with respect to the Processing of the Parent Personal Data prior to and after the Effective Time, (ii) Parent and SpinCo are separate Data Controllers with respect to the Processing of SpinCo Personal Data prior to the Effective Time, and (iii) SpinCo remains a Data Controller with respect to the Processing of the SpinCo Personal Data from and after the Effective Time.  As such, from and after the Effective Time, each Party shall comply with this Agreement and the requirements of Data Protection Laws applicable to Data Controllers in connection with the Parent Personal Data and the SpinCo Personal Data and shall not knowingly do anything or permit anything to be done which might lead to a breach by the other Party or its Affiliates of the Data Protection Laws.

(b)          Both Parties shall cooperate to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws.  Nothing in this Section 6.8 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

Section 6.9          Other Agreements.  The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VII
DISPUTE RESOLUTION

Section 7.1          Transition Committee.  Subject to Section 7.4, either Party presenting, raising, pressing or seeking resolution of any dispute, controversy or claim arising out of or relating to the Separation, the Internal Reorganization, the Distribution, this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets or Parent Retained Assets, any Liabilities are SpinCo Liabilities or Parent Retained Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement), including any Action based on contract, tort, statute or constitution (a “Dispute”), shall provide written notice thereof to the Transition Committee (the “Initial Notice”).  Following the delivery of the Initial Notice, the Transition Committee shall attempt to resolve the Dispute through the procedures it is empowered to adopt in accordance with Section 2.14.  If the Transition Committee is unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice, the Parties shall enter into good-faith negotiations in accordance with Section 7.2.

Section 7.2          Negotiation. If a Dispute is not resolved pursuant to Section 7.1, the Transition Committee shall provide written notice thereof to each Party (the “Officer Negotiation Request”).  Within sixty (60) days (the “Negotiation Period”) of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good-faith negotiation.  All such negotiations shall be conducted by executives who hold, at a minimum, the title of Executive Vice President and who have authority to settle the Dispute.  All such negotiations and settlement of such Dispute pursuant to this Section 7.2 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any arbitration proceeding pursuant to Section 7.3; provided, further, that in the event of any arbitration in accordance with Section 7.3 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Initial Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Initial Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 7.3          Arbitration.  If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)          Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $15,000,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $15,000,000 or more (such arbitrator or panel, collectively, the “Arbitral Tribunal”).  The panel of three (3) arbitrators shall be selected as follows: (1) the claimant shall nominate one arbitrator in accordance with the Rules, (2) the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator and (3) the third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator.  If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b)          The arbitration shall be held, and the award shall be rendered, in Washington, D.C. or at such other location as agreed by the Parties in writing, in the English language.

(c)          For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d)          Without derogating from Section 7.3(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”).  The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (an “Emergency Arbitrator”).  Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 7.4 below.  The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e)          The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief; provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages.

(f)          The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)          Arbitration under this Article VII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered.  Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(h)          EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.4          Specific Performance.  From and after the Distribution Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that, from and after the Distribution Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.  Notwithstanding the foregoing provisions of this Article VII, a Party may seek Interim Relief with respect to a Dispute (other than a Dispute with respect to (a) any matters governed by this Agreement or (b) any other matters described on Schedule 7.4) without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if and only if and solely to the extent such action is reasonably necessary to avoid immediate, irreparable harm.

Section 7.5          Treatment of Arbitration.  The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right.  In the event any Party makes application to any court in connection with this Section 7.5 (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 7.6          Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

Section 7.7          Consolidation.  The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions.  Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 7.8          Coordination on Tax Matters.  Except to the extent provided in Article IX of the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.8) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters, which shall be governed by the Tax Matters Agreement.

Section 7.9          Conveyancing and Assumption Instruments.  In furtherance of the principles set forth in this Article VII and notwithstanding anything to the contrary in any Conveyancing and Assumption Instruments (including any dispute resolution provisions or remedies set forth in any such agreement or available under applicable Law under any such agreement), any Dispute arising out of or relating to any Conveyancing and Assumption Instruments shall be exclusively initiated and resolved by Parent and SpinCo pursuant to this Article VII to the fullest extent permitted under applicable Law.

ARTICLE VIII
INSURANCE

Section 8.1          Insurance Matters.

(a)          Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time.  In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that (i) any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date, or (ii) any insurer declines, denies, delays or obstructs any claim payment.

(b)          With the sole exception of (i) incidents occurring prior to the Effective Time and that would be otherwise covered under the Occurrence Policies of Parent or any other member of the Parent Group (collectively, the “Covered Policies”), (ii) the SpinCo Insurance Policies and any other insurance policies acquired prior to the Effective Time directly by and in the name of SpinCo or another member of the SpinCo Group and that provide coverage solely for one or more members of the SpinCo Group, or (iii) as expressly provided in Section 5.7 or this Article VIII, from and after the Effective Time, SpinCo, any member of the SpinCo Group or any of their respective employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any Company Policy or any of Parent’s or any other member of the Parent Group’s respective self-insured programs in place immediately prior to the Effective Time, including the Company Policies.

(c)          Solely with respect to the Covered Policies, from and after the Effective Time, with respect to any Liabilities incurred by any member of the SpinCo Group prior to the Effective Time, Parent will provide SpinCo with access to, and SpinCo may make claims under, the Covered Policies in place immediately prior to the Effective Time, but solely to the extent that such Covered Policies provided for such coverage and permit such access; provided that such access to, and the right to make claims under, such Covered Policies, shall be subject to the terms, conditions, exclusions and procedures of such Covered Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)
SpinCo shall notify Parent’s Director – Risk Management, as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by SpinCo pursuant to this Section 8.1(c) and shall periodically provide updates to Parent on the status of any such incidents, circumstances or occurrences, including promptly following any request for such updates from Parent.

(ii)
SpinCo shall reimburse Parent and the other members of the Parent Group for all claim-related payments made by Parent or such other member of the Parent Group on or after the Effective Time that arise from claims made by SpinCo, any other member of the SpinCo Group, any of their respective employees or any Third Party under Parent’s or such other member of the Parent Group’s self-insured, large deductible, or fronted insurance programs for occurrences prior to the Effective Time, including overhead, claim handling and administrative costs, surcharges, state assessments and other related costs.  SpinCo and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the other members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any other members of the Parent Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any Company Policies provided pursuant to this Section 8.1(c), whether such claims are made by SpinCo, its employees or Third Parties.

(iii)
SpinCo shall exclusively bear (and neither Parent nor any other members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any other member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of SpinCo or any other member of the SpinCo Group under the Company Policies as provided for in this Section 8.1(c).  Where a Company Policy includes a reinstatement of limits, in the event that an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Liabilities of such Group (including, for the avoidance of doubt, with respect to the Liabilities of the SpinCo Group, any Liabilities relating to the SpinCo Business prior to the Effective Time) submitted to Parent insurance carrier(s) (including any submissions prior to the Effective Time).  To the extent that the Parent Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of Liabilities submitted to Parent’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium.  Subject to the following sentence, a Party may elect not to reinstate the policy aggregate even if available.  In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits.  A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent that such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.

(iv)
With respect to any claim arising under the Defense Base Act, whether arising before or after the Separation (“DBA Claims”), such DBA Claims shall be administered, managed and defended by SpinCo or a member of the SpinCo Group and the cooperation obligations of the Parent Group shall be limited to forwarding DBA Claims and any information or documents received from claimants.

(v)
SpinCo’s access to, and the right to make claims under, any Covered Policy pursuant to this Section 8.1(c) may be conditioned on (i) entry by SpinCo into a customary assumption agreement (or similar instrument) to effectuate and evidence the assumption by SpinCo of liability and other obligations to the insurer under the applicable Covered Policy, to the extent requested by any applicable third party insurer or, in the event the applicable Covered Policy permits a third party insurer to seek any recovery from Parent in connection with a claim by SpinCo under the Covered Policy, by Parent (provided that any such request made solely by Parent shall not seek assumption by SpinCo or any member of the SpinCo Group of Liabilities that are not SpinCo Liabilities or otherwise arising from such claim) or (ii) the posting by SpinCo of any collateral required by any third party insurer in connection with a claim by SpinCo under a Covered Policy.

At all times, Parent and SpinCo shall, subject to the limitations set forth in the preceding clause (iv) and in Section 6.5, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.  In the event that any member of the Parent Group incurs any Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under SpinCo’s third-party insurance policies, the same process pursuant to this Section 8.1(c) shall apply, substituting “Parent” for “SpinCo” and “SpinCo” for “Parent.”

(d)          With respect to any Covered Policy that the SpinCo Group has access to, and the right to make claims under, pursuant to Section 8.1(c), claims shall be paid and the applicable limits under such Covered Policy shall be reduced, in each case, in accordance with the terms of such Covered Policies and without any priority or preference shown or given to either Parent or SpinCo (or any other members of their respective Groups), absent any written agreement between the Parties otherwise; provided, however, that neither Parent nor SpinCo (or any other member of their respective Groups) shall accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits of such Covered Policy.

(e)          Neither SpinCo nor any other member of the SpinCo Group, in connection with making a claim under any Company Policy pursuant to this Section 8.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance provider, on the other hand; (ii) result in the applicable insurance provider terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any other member of the Parent Group under the applicable Company Policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any other member of the Parent Group under the applicable Company Policy.

(f)          Notwithstanding Section 8.1(c), from and after the Effective Time, any director, manager or officer of SpinCo or any other member of the SpinCo Group who served as a director, manager or officer of Parent or any other member of the Parent Group prior to the Effective Time shall be entitled to pursue coverage under the director and officer liability insurance policies maintained by Parent or any other member of the Parent Group (or, in lieu thereof, any “tail” policy obtained for such insurance) to the extent that such policies provide coverage for such director’s, manager’s or officer’s acts and omissions in his or her respective capacity as director, manager or officer of Parent or any other member of the Parent Group prior to the Effective Time, subject to the terms and conditions of such policies (including but not limited to any limits on coverage or scope, any deductibles or retention amounts and other fees and expenses).

(g)          Any payments, costs, adjustments or reimbursements to be paid by SpinCo pursuant to this Section 8.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from Parent.  Without prejudice to the ability of the SpinCo Group to handle, pursue and collect claims that it has submitted to the insurance provider of a Covered Policy in compliance with this Agreement, Parent shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  SpinCo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate.

(h)          Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, neither SpinCo nor any other member of the SpinCo Group shall have any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Parent or any other member of the Parent Group (other than, for the avoidance of doubt, the SpinCo Captive Insurance Program).  In addition, as of the Effective Time, SpinCo, for itself and each other member of the SpinCo Groups does hereby remise, release and forever discharge Parent and the other members of the Parent Group of any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Parent or any other member of the Parent Group.

(i)          This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance.  This Agreement shall not be construed to waive any right or remedy of Parent or any other member of the Parent Group under or with respect to any of the Company Policies and programs or any other contract or policy of insurance, and Parent reserves all of its (and each other member of the Parent Group’s) rights under such policies.

(j)          Neither Parent nor any other member of the Parent Group shall be liable to SpinCo for claims not reimbursed by insurers for any reason not within the control of Parent, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Parent or any other member of the Parent Group or any defect in such claim or its processing.  SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(k)          In the event of any Action by either Party or any member of either Party’s Group (or both of the Parties or both any member(s) of the Parent Group, on the one hand, and any member(s) of the SpinCo Group, on the other hand) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action.  Nothing in this Section 8.1(k) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under this Agreement (including the obligations under Article V), by operation of law or otherwise.

(l)          Any Insurance Proceeds received by the Parent Group for the benefit of members of the SpinCo Group or by the SpinCo Group for the benefit of members of the Parent Group shall be transferred, respectively, to the SpinCo Group (in the former case) or the Parent Group (in the latter case).  Any Insurance Proceeds received for the benefit of both the Parent Group and the SpinCo Group shall be distributed pro rata based on the respective share of the underlying loss.

(m)          Notwithstanding anything contained in this Section 8.1, from and after the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the SpinCo Business, including the insurance policies set forth in Schedule 8.1(m).

Section 8.2          Certain Matters Relating to Parent’s Organizational Documents.  From the Effective Time until six (6) years from the Distribution Date, the certificate of incorporation and bylaws of SpinCo shall contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses of directors and officers than those set forth in the Charter or Bylaws, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were entitled to indemnification, exculpation or advancement of expenses, as the case may be, under the Charter or Bylaws (the “D&O Indemnified Parties”), unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by SpinCo’s stockholders.  The provisions of this Section 8.2 expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.2.

Section 8.3          Indemnitor of First Resort.  As a result of agreements or obligations arising outside of this Agreement, certain of the directors, managers and officers of SpinCo and its Subsidiaries designated by Parent or its Affiliates (the “Parent D&O Indemnitees”) have or will have rights to indemnification, advancement of expenses and/or insurance provided by Parent or certain of its Affiliates (collectively, the “Parent Indemnitors”) in connection with their service as directors, managers or officers of SpinCo or its Subsidiaries.  Notwithstanding any such rights to indemnification, advancement of expenses and/or insurance provided by any Parent Indemnitor, (a) SpinCo is the indemnitor of first resort (i.e., SpinCo’s obligations to the Parent D&O Indemnitees are primary, and any obligation of the Parent Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Parent D&O Indemnitee are secondary), (b) SpinCo shall be required to advance the full amount of expenses incurred by the Parent D&O Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between SpinCo and the Parent D&O Indemnitees or the certificate of incorporation or bylaws of SpinCo and (c) SpinCo hereby irrevocably waives, relinquishes and releases each of the Parent Indemnitors from any and all claims against any of the Parent Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  In addition, notwithstanding any advancement or payment by the Parent Indemnitors to or on behalf of any Parent D&O Indemnitee with respect to any claim for which a Parent D&O Indemnitee has sought or may seek indemnification from SpinCo, (i) SpinCo’s obligations hereunder shall not be affected, (ii) the Parent Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Parent D&O Indemnitee, as applicable, against SpinCo, and (iii) for the avoidance of doubt, all damages, costs, losses and other Liabilities incurred by any Parent D&O Indemnitee in connection with his or her service as a director or officer of SpinCo or any of its Subsidiaries shall constitute SpinCo Liabilities.

ARTICLE IX
MISCELLANEOUS

Section 9.1          Entire Agreement; Construction.  This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event of any conflict or inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.  In the event and to the extent that there shall be a conflict or inconsistency between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any Conveyancing and Assumption Instruments, the Transition Services Agreement, the Continuing Arrangements MSAs or the Houston Sublease, in which case this Agreement shall control), (b) this Agreement and the provisions of any other Continuing Arrangement, this Agreement shall control, and (c) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments, subject to Sections 1.1(118)(vi) and 1.1(149)(xx).  Notwithstanding anything herein to the contrary, except as expressly set forth otherwise in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 9.2          Ancillary Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3          Counterparts.  This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable Law).

Section 9.4          Survival of Agreements.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5          Expenses.

(a)          Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, as set forth in Schedule 9.5(a) or as otherwise agreed to in writing by the Parties, (i) all out-of-pocket fees and expenses incurred at or prior to the Effective Time by any member of the Parent Group or the SpinCo Group in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution (the “Transaction-related Expenses”) shall be borne and paid by Parent and (ii) all out-of-pocket fees, costs and expenses incurred by either the Parent Group or the SpinCo Group following the Effective Time in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Contribution and the Distribution (except to the extent such fees and expenses were incurred in connection with services expressly requested by the other Party in writing following the Effective Time), will be borne and paid by the Party incurring such fee, cost or expense.  For the avoidance of doubt, this Section 9.5 shall not affect each Party’s responsibility to indemnify Parent Retained Liabilities or SpinCo Liabilities, as applicable, arising from the transactions contemplated by the Distribution.

(b)          Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Contribution or the Distribution shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(c)          Except as set forth in Section 9.5(a)(i), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.  Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 9.6          Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) when sent if sent by email to the party to be notified (provided, that notice given by email shall not be effective unless (A) such notice specifically states that it is being delivered pursuant to this Section 9.6 and (B) either (1) a duplicate copy of such email notice is promptly given by the method described in clause (ii) or (2) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.6), in each case to the intended recipient as set forth below:

If to Parent, to:

KBR, Inc.
601 Jefferson Street, Suite 3400
Houston, TX 77002
Attn: [●]
Email: [●]

If to SpinCo, to:

Trinzic, Inc.
[●]

Either Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

Section 9.7          Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, this Agreement shall be assignable (i) by either Party, to an Affiliate of such Party, or (ii) to a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 9.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 9.8          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.9          Termination and Amendment.  This Agreement (including Article V hereof) may be terminated, modified or amended, and the Distribution may be abandoned at any time prior to the Effective Time by and in the sole discretion of Parent without the approval of SpinCo or the stockholders of Parent.  In the event of such termination, no Party shall have any liability hereunder of any kind to the other Party or any other Person.  After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Parent and SpinCo.

Section 9.10          Payment Terms.

(a)          Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or another member of such Party’s Group), on the one hand, to the other Party (and/or another member of such other Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)          Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the Applicable Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)          Unless otherwise consented to by the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Parent or SpinCo under this Agreement shall be made in US Dollars.  Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern Standard time (EST) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg.

Section 9.11          Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.12          Third Party Beneficiaries.  Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein, (ii) as provided in Section 8.2 or (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.13          Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.14          Exhibits and Schedules.

(a)          The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Parent Group or the SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Parent Group or the SpinCo Group or any of their respective Affiliates.  The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b)          Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 9.15          Governing Law.  This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.16          Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.17          Public Announcements.  From and after the Effective Time, Parent and SpinCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except: (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document.

Section 9.18          Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.19          No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).

Section 9.20          Tax Treatment of Payments.  Unless otherwise required by a Final Determination, for U.S. federal income tax purposes and all other applicable Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 9.10) shall be treated in accordance with Section 5.4 of the Tax Matters Agreement.

Section 9.21          Waiver.  No provisions of this Agreement shall be deemed waived by a Party, unless such waiver is in writing and signed by the authorized representatives of the Party against whom it is sought to enforce such waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.22          No Admission of Liability.  The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Parent and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Parent or SpinCo.

Section 9.23          Advisors.  It is acknowledged and agreed by each of the Parties that (a) Parent, on behalf of itself and the other members of the Parent Group, has retained each of the Persons identified on Schedule 9.23 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby, (b) the Persons listed on Schedule 9.23 have not acted as counsel for SpinCo or any other member of the SpinCo Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby, and (c) none of SpinCo or any other member of the SpinCo Group has the status of a client of the Persons listed on Schedule 9.23 for conflict of interest or any other purposes as a result thereof.  SpinCo hereby agrees, on behalf of itself and each other member of the SpinCo Group that, in the event that a dispute arises after the Effective Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and/or any of the other transactions contemplated hereby and thereby between Parent and SpinCo or any of the members of their respective Groups, each of the Persons listed on Schedule 9.23 may represent any or all of the members of the Parent Group in such dispute even though the interests of the Parent Group may be directly adverse to those of the SpinCo Group.  SpinCo further agrees, on behalf of itself and each other member of the SpinCo Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the Distribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Parent or the applicable member of the Parent Group and may be controlled by Parent or such member of the Parent Group and shall not pass to or be claimed by SpinCo or any other member of the SpinCo Group.

Section 9.24          Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (x) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (y) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.  “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

Section 9.25          Authority.  Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(a)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b)          this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 9.26          Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any other member of the SpinCo Group, on the one hand, nor Parent or any other member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, consequential, exemplary, remote, speculative or similar damages of the other arising in connection with the transactions contemplated hereby and whether or not informed of the possibility of the existence of such damages (other than any such Liability to the extent actually owed with respect to a Third-Party Claim); provided that the foregoing shall not limit the express provisions of any Ancillary Agreement to the extent providing for the payment of any of the foregoing.

Section 9.27          Plan of Reorganization.  This Agreement, together with the relevant portions of the Separation Plan, constitutes a “plan of reorganization” within the meaning of Treas.  Reg. Section 1.368-2(g).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

KBR, Inc.

By:

Name:

Title:

Trinzic, Inc.

By:

Name:

Title:

[Signature Page to Separation and Distribution Agreement]